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                                               Filed Pursuant To Rule 424(b)(5)
                                               Registration No. 333-74355

          Prospectus Supplement to Prospectus dated November 10, 1999.

                                  $800,000,000
                               EATON CORPORATION
                               Medium-Term Notes
                            ------------------------
                                 TERMS OF SALE

     The following terms may apply to the Notes that Eaton may sell at one or more times. The final terms for each Note will be included in a pricing supplement. Unless otherwise stated in a pricing supplement, Eaton will receive between $799 million and $794 million of the proceeds from the sale of the Notes, after paying the Agents commissions of between $1 million and $6 million.

- Ranking as senior indebtedness of Eaton
- Mature 9 months to 30 years from issue date
- Fixed or floating interest rate or indexed Notes or zero-coupon or other original issue discount Notes. The floating interest rate may be based on:
     - the CD Rate
     - the Commercial Paper Rate
     - LIBOR
     - the Federal Funds Rate
     - the Prime Rate
     - the Treasury Rate
     - the CMT Rate
     - Any other rate, or combination of rates, specified by Eaton in the pricing supplement
- Certificated or book-entry form
- Subject to repurchase and may be subject to redemption at the option of Eaton or the holder
- Interest paid on Fixed Rate Notes semi-annually
- Interest paid on Floating Rate Notes monthly, quarterly, semiannually or annually
- Minimum denominations of $1,000 increased in multiples of $1,000, unless otherwise specified
- May be foreign currency or composite currency denominated
- Same day settlement and payment in immediately available funds

 Investing in the Notes involves certain risks. See "Risk Factors" on page S-2.

     The aggregate initial public offering price of the Notes that Eaton offers will be limited to $800,000,000 or its equivalent in one or more foreign currencies or composite currencies, but this limit will decrease if Eaton sells other securities that are described in the attached prospectus.
                            ------------------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------
     Eaton may sell the Notes directly or through one or more agents or dealers, including the Agents listed below. The Agents are not required to sell any specific number or amounts of the Notes. They will use their reasonable best efforts to sell the Notes offered.

GOLDMAN, SACHS & CO.
                 CHASE SECURITIES INC.

                                   J.P. MORGAN & CO.

                                                 SALOMON SMITH BARNEY
                            ------------------------
                 Prospectus Supplement dated February 2, 2000.
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                                  RISK FACTORS

     Your investment in the Notes is subject to certain risks, especially if the Notes involve in some way a foreign currency. This prospectus supplement does not describe all of the risks of an investment in the Notes, whether arising because the Notes are denominated in a currency other than U.S. dollars or because the return on the Notes is linked to one or more interest rates or currency indices or formulae. You should consult your own financial and legal advisors about the risks entailed by an investment in the Notes and the suitability of your investment in the Notes in light of your particular circumstances. The Notes may not be an appropriate investment for investors who are unsophisticated with respect to foreign currency transactions or transactions involving the type of index or formula used to determine amounts payable. Before investing in the Notes, you should consider carefully, among other factors, the matters described below.

EXCHANGE RATES AND EXCHANGE CONTROLS

     If you invest in Foreign Currency Notes and currency Indexed Notes, your investment will be subject to significant risks not associated with investments in debt instruments denominated in U.S. dollars or U.S. dollar-based indices. Such risks include the possibility of significant changes in the rate of exchange between the U.S. dollar and your payment currency and the imposition or modification of foreign exchange controls by either the United States or the applicable foreign governments. We have no control over the factors that generally affect these risks, such as economic, financial and political events and the supply and demand for the applicable currencies. In recent years, rates of exchange between the U.S. dollar and certain foreign currencies have been volatile, and such volatility may continue in the future. Past fluctuations in any particular exchange rate are not necessarily indicative, however, of fluctuations that may occur in the future. Fluctuations in exchange rates against the U.S. dollar could result in a decrease in the U.S. dollar-equivalent yield of your Foreign Currency Notes or currency Indexed Notes, in the U.S. dollar-equivalent value of the principal and premium, if any, payable at maturity of your Notes and, generally, in the U.S. dollar-equivalent market value of your Notes. We may further describe the currency risks with respect to your Foreign Currency Notes or currency Indexed Notes in the applicable pricing supplement.

     Foreign exchange rates can either float or be fixed by sovereign governments. Governments, however, often do not voluntarily allow their currencies to float freely in response to economic forces. Instead, governments use a variety of techniques, such as intervention by that country's central bank or the imposition of regulatory controls or taxes, to affect the exchange rate of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by the devaluation or revaluation of a currency. Thus, an important risk in purchasing Foreign Currency Notes or currency Indexed Notes for U.S. dollar-based investors is that the U.S. dollar-equivalent yield of the Notes could be affected by, among other things, governmental actions that could change or interfere with a currency valuation that was previously freely determined, fluctuations in response to other market forces, and the movement of currencies across borders. We will make no adjustments or changes in the terms of the Foreign Currency Notes or currency Indexed Notes if exchange rates become fixed, if any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes occur, or if other developments affecting the U.S. dollar or any applicable currency occur.

     The calculation agent, the paying agent and the exchange rate agent will make calculations relating to your Foreign Currency Notes or currency Indexed Notes. All such determinations will, in the absence of clear error, be binding on beneficial owners of the Notes.

     On January 1, 1999, Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, The Netherlands, Portugal and Spain (the "Participating States") commenced a new stage of economic and monetary union and introduced a single currency (the "euro"), which will be legal tender in the Participating States in substitution for the national currencies of those countries. The current currencies
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of the Participating States will remain legal tender in those countries as the physical currency denominating and representing the euro until December 31, 2001, but all financial records and accounts will thereafter be stated in the euro. The conversion rates between the current currencies of each Participating State and the euro were fixed irrevocably by the Council of the European Union effective January 1, 1999. The Council of the European Union has adopted regulations providing specific rules for the introduction of the euro.

     For Notes with a specified currency other than U.S. dollars, we will include in the applicable pricing supplement information concerning historical exchange rates for that currency against the U.S. dollar and a brief description of any relevant exchange controls.

FOREIGN CURRENCY JUDGMENTS

     The Senior Indenture and the Notes, except to the extent that we specify otherwise in a pricing supplement, will be governed by, and construed in accordance with, the laws of the State of New York. As a holder of Notes, you may bring an action based upon an obligation payable in a currency other than U.S. dollars in courts in the United States. However, courts in the United States have not customarily rendered judgments for money damages denominated in any currency other than U.S. dollars. In addition, it is not clear whether, in granting such judgment, a court would determine the rate of conversion with reference to the date of default, the date judgment is rendered or any other date. The Judiciary Law of the State of New York provides, however, that an action based upon an obligation payable in a currency other than U.S. dollars will be rendered in the currency of the underlying obligation and converted into U.S. dollars at a rate of exchange prevailing on the date the judgment or decree is entered. In these cases, holders of Foreign Currency Notes would bear the risk of exchange rate fluctuations between the time the dollar amount of the judgment is calculated and the time U.S. dollars were paid to the holders.

RISKS ASSOCIATED WITH INDEXED NOTES

     If you invest in Indexed Notes, your investment will be subject to significant risks that are not associated with an investment in a conventional debt security. Indexation of the interest rate of a Note may result in lower interest compared to a conventional fixed rate debt security issued at the same time, or no interest. Indexation of the principal and premium, if any, on a Note may result in the payment of a lower amount of principal and/or premium (or no principal and/or premium) compared to the original purchase price of the Note. The value of an index can fluctuate based on a number of interrelated factors, including economic, financial and political events over which we have no control. Additionally, if any formula that we specify to determine the amount of principal, premium, and/or interest payable with respect to Indexed Notes contains a multiple or leverage factor, that feature will magnify the effect of any change in the index. You should not take the historical experience of an index as an indication of its future performance.

CREDIT RATINGS

     The credit ratings on the Notes may not reflect the potential impact of all risks related to structure and other factors on the value of the Notes. In addition, real or anticipated changes in our credit ratings will generally affect the market value of the Notes.

          ABOUT THIS PROSPECTUS SUPPLEMENT AND THE PRICING SUPPLEMENTS

     We intend to use this prospectus supplement, the attached prospectus and a related pricing supplement to offer our Notes from time to time.

     This prospectus supplement provides you with certain terms of the Notes and supplements the description of the Debt Securities contained in the attached prospectus. If information in this prospectus supplement is inconsistent with the prospectus, this prospectus supplement will replace the inconsistent information in the prospectus.

     Each time we issue Notes, we will prepare a pricing supplement that will contain additional terms of the offering and the specific description of the Notes offered. The pricing
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supplement may also add, update or change
information in this prospectus supplement or the attached prospectus, including provisions describing the calculation of interest and the method of making payments under the terms of a Note. The flexibility available to us to set or negotiate individualized terms for Notes means that there may be transactions, particularly with Indexed Notes, that are quite complex. Frequently, the terms of the Notes may differ from the terms that we describe in this prospectus supplement. Any information in a pricing supplement that is inconsistent with this prospectus supplement will replace the inconsistent information in this prospectus supplement.

                              DESCRIPTION OF NOTES

     The following summary of certain terms of the Notes is not complete. For additional terms of the Notes, you should also read the Senior Indenture under which the Notes will be issued, which is an exhibit to our shelf registration statement. The following description of the Notes supplements, and, to the extent the descriptions are inconsistent, replaces the description of the general terms and provisions of the Debt Securities that is found under the heading "Description of Debt Securities" in the attached prospectus. The following descriptions will apply to each Note unless we specify otherwise in the pricing supplement.

     When we refer to you, we mean those who invest in the Notes being offered by this prospectus supplement and the attached prospectus, whether they are the holders or only indirect holders of those debt securities. When we refer to your Notes, we mean the Notes in which you hold a direct or indirect interest.

GENERAL

     We will offer Notes on a continuous basis. The aggregate initial public offering price of the Notes that we offer will be limited to $800,000,000 or its equivalent in one or more foreign currencies or composite currencies, but this limit will decrease if we sell other securities that are described in the attached prospectus.

     The Notes are "Senior Securities", as described in the attached prospectus, and rank equally with all of our unsecured senior debt.

     The Notes offered by this prospectus supplement will form a part of the medium-term notes due from 9 months to 30 years from date of issue issued under the Senior Indenture. At December 31, 1999, we and our consolidated subsidiaries had total consolidated senior indebtedness of $2.9 billion, and we had no subordinated indebtedness outstanding.

     The Senior Indenture does not limit the amount of our Notes or other debt obligations that we may issue thereunder.

     The defeasance and covenant defeasance provisions of the Senior Indenture described under "Description of Debt Securities--Provisions Applicable to Both the Senior and Subordinated Indentures--Defeasance" in the attached prospectus will apply to the Notes.

     Unless we specify otherwise in the applicable pricing supplement, we will denominate the Notes in U.S. dollars and will make all payments on the Notes in U.S. dollars. For further information regarding Foreign Currency Notes, see "Risk Factors" and "Special Provisions Relating to Foreign Currency Notes".

     You must pay the purchase price of the Notes in immediately available funds.

     As used in this prospectus supplement, "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York; provided, however, that with respect to Foreign Currency Notes, such day is also not a day on which commercial banks are authorized or required by law, regulation or executive order to close in the Principal Financial Center (as defined below) of the country issuing the specified currency (or, if the specified currency is the euro, such day is also a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System is open); provided, further, that with respect to Notes as to which LIBOR is an
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applicable interest rate basis, such day is also a London Business Day.

     "London Business Day" means a day on which commercial banks are open for business (including dealings in the designated LIBOR Currency) in London.

     "Principal Financial Center" means

     - the capital city of the country issuing the specified currency; or

     - the capital city of the country to which the designated LIBOR Currency relates, as applicable,

except that, with respect to U.S. dollars, Australian dollars, Canadian dollars, Deutsche marks, Dutch guilders, Portuguese escudos, South African rand and Swiss francs, the "Principal Financial Center" will be The City of New York, Sydney and (solely in the case of the specified currency) Melbourne, Toronto, Frankfurt, Amsterdam, London (solely in the case of the designated LIBOR Currency), Johannesburg and Zurich, respectively.

     The authorized denominations of Notes denominated in U.S. dollars will be integral multiples of $1,000. We will designate the authorized denominations of Foreign Currency Notes in the applicable pricing supplement.

BOOK-ENTRY DEBT SECURITIES

     Except under certain circumstances, we will issue Notes in book-entry form only. This means that we will not issue actual Notes or certificates to you. Instead, we will issue a Global Security representing Notes with similar terms, and such Global Security will be held by The Depository Trust Company ("DTC") or its nominee. In order to own a beneficial interest in a Note, you must be an institution that has an account with DTC or have an account with an institution, such as a brokerage firm, that has an account with DTC. For a more complete description of Book-Entry Debt Securities, see "Description of Debt Securities-- Book-Entry Debt Securities" in the prospectus.

     Payments of principal and premium, if any, and interest on Notes represented by a Global Security will be made in same-day funds to DTC in accordance with arrangements then in effect between the Trustee and DTC.

INTEREST AND INTEREST RATES

  General

     Each Note will begin to accrue interest, if any, from the date it is originally issued. In the related pricing supplement, we will designate each Note as a Fixed Rate Note, a Floating Rate Note, an Amortizing Note or an Indexed Note and describe the method of determining the interest rate, including any spread and/or spread multiplier. For an Indexed Note, we will describe in the related pricing supplement the method for the calculation and payment of principal and interest. We also may specify a maximum and a minimum interest rate in the pricing supplement for a Floating Rate Note or Indexed Note.

     We may issue a Note as a Fixed Rate Note or a Floating Rate Note, or as a Note that combines fixed and floating rate terms.

     Interest rates that we offer with respect to Notes may differ depending upon, among other things, the aggregate principal amount of Notes purchased in any single transaction. We may offer Notes with similar variable terms but different interest rates, as well as Notes with different variable terms, concurrently to different investors. We may, from time to time, change the interest rates or formulae and other terms of Notes, but no such change will affect any Note that we already have issued or as to which we already have accepted an offer to purchase.

  Fixed Rate Notes

     In the pricing supplement for Fixed Rate Notes, we will specify a fixed interest rate payable semiannually in arrears on each April 15 and October 15 (each an "Interest Payment Date"), or such other dates specified in the applicable pricing supplement, to holders of record on the corresponding Regular Record Date. If a Fixed Rate Note is issued between a Regular Record Date and the corresponding date which would otherwise be the initial Interest Payment Date, we will make our first payment of interest, if any, on the Interest Payment Date following the next Regular Record Date. The "Regular Record Date", as

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referred to in this paragraph, is the close of business on the fifteenth day
(whether or not a Business Day), prior to an Interest Payment Date. We will compute interest on Fixed Rate Notes on the basis of a 360-day year of twelve 30-day months. If the maturity date or an Interest Payment Date for any Fixed Rate Note is not a Business Day, we will pay principal of and premium, if any, and interest for that Note, as applicable, on the next Business Day, and no interest will accrue from and after the maturity date or Interest Payment Date.

  Original Issue Discount Notes

     We may issue original issue discount Notes (including zero coupon Notes) ("OID Notes"), which are Notes issued at a discount from the principal amount payable at the maturity date. An OID Note might not have periodic interest payments. For these Notes, interest normally accrues during the life of the Note, and you receive it at the maturity date or upon earlier redemption. Upon a redemption, repayment or acceleration of the maturity of an OID Note, we will determine the amount payable to you as set forth under "--Optional Redemption, Repayment and Repurchase". Normally, this amount is less than the amount that we would otherwise pay at the maturity date.

  Amortizing Notes

     We may issue amortizing Notes, which are Fixed Rate Notes for which combined principal and interest payments are made in installments over the life of each Note ("Amortizing Notes"). We apply payments on Amortizing Notes first to pay interest due and then to reduce the unpaid principal amount. We will include a table setting forth repayment information in the related pricing supplement for an Amortizing Note.

  Floating Rate Notes

     Each Floating Rate Note will have an interest rate basis or formula. We may base that formula on

     - the CD Rate;

     - the Commercial Paper Rate;

     - LIBOR;

     - the Federal Funds Rate;

     - the Prime Rate;

     - the Treasury Rate;

     - the CMT Rate; or

     - any other rate, or combination of rates, specified in the pricing supplement.

     In the pricing supplement, we also will indicate any spread and/or spread multiplier, which would be applied to the interest rate formula to determine the interest rate. Any Floating Rate Note may have a maximum or minimum interest rate limitation. In addition to any maximum interest rate limitation, the interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law for general application.

     We will appoint a calculation agent to calculate interest rates on the Floating Rate Notes. Unless we identify a different party in the pricing supplement, the paying agent will be the calculation agent for each Note. In most cases, a Floating Rate Note will have a specified "Interest Reset Date", "Interest Determination Date" and "Calculation Date" associated with it. An Interest Reset Date is the date on which the interest rate on the Note changes. An Interest Determination Date is the date as of which the new interest rate is determined for a particular Interest Reset Date, based on the interest rate basis or formula as of that Interest Determination Date. The Calculation Date is the date by which the calculation agent will determine the new interest rate that became effective on a particular Interest Reset Date, based on the interest rate basis or formula as of the applicable Interest Determination Date.

CHANGE OF INTEREST RATE

     We may set the interest rate on each Floating Rate Note daily, weekly, monthly, quarterly, semiannually, annually or on some other basis that we specify (each, an "Interest Reset Date"). Unless otherwise stated in the pricing supplement, the Interest Reset Date will be

     - for Notes with interest that resets daily, each Business Day;
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     - for Notes (other than Treasury Rate Notes) with interest that resets weekly, Wednesday of each week;

     - for Treasury Rate Notes with interest that resets weekly, Tuesday of each week;

     - for Notes with interest that resets monthly, the third Wednesday of each month;

     - for Notes with interest that resets quarterly, the third Wednesday of each of the four months of each year indicated in the applicable pricing supplement;

     - for Notes with interest that resets semiannually, the third Wednesday of each of the two months of each year indicated in the applicable pricing supplement; and

     - for Notes with interest that resets annually, the third Wednesday of the month of each year indicated in the applicable pricing supplement.

     The related pricing supplement will describe the initial interest rate or interest rate formula on each Note. That rate is effective until the following Interest Reset Date. Thereafter, the interest rate will be the rate determined on each Interest Determination Date. Each time a new interest rate is determined, it becomes effective on the subsequent Interest Reset Date. If any Interest Reset Date is not a Business Day, then the Interest Reset Date is postponed to the next Business Day, except, in the case of a LIBOR Note, if the next Business Day is in the next calendar month, the Interest Reset Date is the immediately preceding Business Day.

DATE INTEREST RATE IS DETERMINED

     The Interest Determination Date for all Floating Rate Notes (except LIBOR Notes and Treasury Rate Notes) will be the second Business Day before the Interest Reset Date. The Interest Determination Date in the case of LIBOR Notes will be the second London Business Day immediately preceding the applicable Interest Reset Date.

     The Interest Determination Date for Treasury Rate Notes will be the day of the week in which the Interest Reset Date falls on which Treasury bills of the same Index Maturity are normally auctioned. Treasury bills usually are sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction usually is held on Tuesday. Sometimes, the auction is held on the preceding Friday. If an auction is held on the preceding Friday, that day will be the Interest Determination Date relating to the Interest Reset Date occurring in the next week. If an auction date falls on a day which would otherwise be an Interest Reset Date, then the Interest Reset Date will instead be the first Business Day immediately following the auction date.

CALCULATION DATE

     Unless we specify a different date in a pricing supplement, the "Calculation Date", if applicable, relating to an Interest Determination Date will be the earlier of,

     - the tenth calendar day after such Interest Determination Date or, if that day is not a Business Day, the next succeeding Business Day; or

     - the Business Day immediately preceding the relevant Interest Payment Date or the maturity date, as the case may be.

     Upon the request of the beneficial holder of any Floating Rate Note, the calculation agent will provide the interest rate then in effect and, if different, the interest rate that will become effective on the next Interest Reset Date for the Floating Rate Note.

PAYMENT OF INTEREST

     Unless otherwise stated in the pricing supplement, we will pay installments of interest on Floating Rate Notes as follows:

     - for Notes with interest payable monthly, on the third Wednesday of each month;

     - for Notes with interest payable quarterly, on the third Wednesday of each of the four months of each year indicated in the applicable pricing supplement;

     - for Notes with interest payable semiannually, on the third Wednesday of each of the two months specified in the applicable pricing supplement;

     - for Notes with interest payable annually, on the third Wednesday of the month

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       specified in the applicable pricing supplement (each of the above an
       "Interest Payment Date"); and

     - at maturity, redemption or repurchase.

     Each interest payment on a Floating Rate Note will include interest accrued from, and including, the issue date or the last Interest Payment Date, as the case may be, to, but excluding, the following Interest Payment Date or the maturity or redemption date, as the case may be.

     We will pay installments of interest on Floating Rate Notes beginning on the first Interest Payment Date after its issue date to the holders of record on the corresponding Regular Record Date. If a Floating Rate Note is issued between a Regular Record Date and the corresponding date which would otherwise be the initial Interest Payment Date, we will make our first payment of interest, if any, on the Interest Payment Date following the next Regular Record Date. The "Regular Record Date", as referred to in this paragraph, is the close of business on the fifteenth day (whether or not a Business Day), prior to an Interest Payment Date. If an Interest Payment Date (but not the maturity date) is not a Business Day, the Interest Payment Date will be deferred until the next Business Day; however, in the case of LIBOR Notes, the Interest Payment Date will be the preceding Business Day if the next Business Day is in the next calendar month. If the maturity date of any Floating Rate Note is not a Business Day, we will pay principal of and premium, if any, and interest for that Note on the next Business Day, and no interest will accrue from and after the maturity date.

     We and the calculation agent will calculate accrued interest on a Floating Rate Note by multiplying the principal amount of a Note by an accrued interest factor. The accrued interest factor is the sum of the interest factors calculated for each day in the period for which accrued interest is being calculated. The interest factor for each day is computed by dividing the interest rate in effect on that day by

     - 360, in the case of CD Rate Notes, Commercial Paper Rate Notes, LIBOR Notes (except where a 360 day convention is not customary, e.g., for LIBOR Notes denominated in pounds sterling), Federal Funds Rate Notes and Prime Rate Notes;

     - 365, in the case of other LIBOR Notes (e.g., LIBOR Notes denominated in pounds sterling); or

     - the actual number of days in the year, in the case of Treasury Rate Notes and CMT Rate Notes.

     All percentages resulting from any calculation will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward. For example, 9.876545% (or .09876545) will be rounded to 9.87655% (or .0987655). Dollar amounts used in the calculation will be rounded to the nearest cent (with one-half cent being rounded upward).

CALCULATION OF INTEREST

     In this section, we will explain how we and the calculation agent will calculate the interest rate on different Floating Rate Notes.

  CD Rate Notes

     The "CD Rate" for any Interest Determination Date is the rate on that date for negotiable certificates of deposit having the Index Maturity described in the related pricing supplement, as published in H.15(519) prior to 3:00 P.M., New York City time, on the Calculation Date, for that Interest Determination Date under the heading "CDs (secondary market)". The "Index Maturity" is the period to maturity of the instrument or obligation with respect to which the related interest rate basis or formulae will be calculated.

     We and the calculation agent will observe the following procedures if the CD Rate cannot be determined as described above:

     - If the above rate is not published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date, the CD Rate will be the rate on that Interest Determination Date for negotiable certificates of deposit of the Index Maturity described in the pricing supplement as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such
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       rate, under the caption "CDs (secondary market)".

     - If that rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the Calculation Date, then the calculation agent will determine the CD Rate to be the average of the secondary market offered rates as of 10:00 A.M., New York City time, on that Interest Determination Date, quoted by three leading non-bank dealers of negotiable U.S. dollar certificates of deposit of major United States money market banks in The City of New York of the highest credit standing (in the market for negotiable certificates of deposit) for negotiable certificates of deposit in a denomination of $5,000,000 with a remaining maturity closest to the Index Maturity described in the pricing supplement. The calculation agent, after consultation with us, will select the three dealers referred to above.

     - If fewer than three dealers are quoting as mentioned above, the CD Rate will remain the CD Rate then in effect on that Interest Determination Date.

     "H.15(519)" means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System.

     "H.15 Daily Update" means the daily update of H.15(519), available through the world-wide web site of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/h15/update, or any successor site or publication.

  Commercial Paper Rate Notes

     The "Commercial Paper Rate" for any Interest Determination Date is the Money Market Yield of the rate on that date for commercial paper having the Index Maturity described in the related pricing supplement, as published in H.15(519) prior to 3:00 P.M., New York City time, on the Calculation Date for that Interest Determination Date under the heading "Commercial Paper--Nonfinancial". We and the calculation agent will observe the following procedures if the Commercial Paper Rate cannot be determined as described above:

     - If the above rate is not published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date, the Commercial Paper Rate will be the Money Market Yield of the rate on that Interest Determination Date for commercial paper having the Index Maturity described in the pricing supplement, as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "Commercial Paper -- Nonfinancial".

     - If that rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the Calculation Date, then the calculation agent will determine the Commercial Paper Rate to be the Money Market Yield of the average of the offered rates of three leading dealers of U.S. dollar commercial paper in The City of New York as of 11:00 A.M., New York City time, on that Interest Determination Date for commercial paper having the Index Maturity described in the pricing supplement placed for an industrial issuer whose bond rating is "Aa", or the equivalent, from a nationally recognized securities rating organization. The calculation agent, after consultation with us, will select the three dealers referred to above.

     - If fewer than three dealers selected by the calculation agent are quoting as mentioned above, the Commercial Paper Rate will remain the Commercial Paper Rate then in effect on that Interest Determination Date.

     "Money Market Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

Money Market Yield =      D x 360
                       -------------  X 100
                       360 - (D X M)

     Where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

  LIBOR Notes

     On each Interest Determination Date, the calculation agent will determine LIBOR as follows:

     - If the pricing supplement specifies "LIBOR Telerate", LIBOR on any Interest Determination Date will be the rate for deposits in the LIBOR Currency having the Index Maturity described in the related pricing supplement on the applicable Interest Reset Date, as such rate appears on the Designated LIBOR Page as of 11:00 A.M., London time, on that Interest Determination Date.

     - If the pricing supplement specifies "LIBOR Reuters", LIBOR on any Interest Determination Date will be the average of the offered rates for deposits in the LIBOR Currency having the Index Maturity described in the related pricing supplement on the applicable Interest Reset Date, as such rates appear on the Designated LIBOR Page as of 11:00 A.M., London time, on that Interest Determination Date, if at least two such offered rates appear on the Designated LIBOR Page.

     If the pricing supplement does not specify "LIBOR Telerate" or "LIBOR Reuters," the LIBOR Rate will be LIBOR Telerate. In addition, if the Designated LIBOR Page by its terms provides only for a single rate, that single rate will be used regardless of the foregoing provisions requiring more than one rate.

     On any Interest Determination Date on which fewer than the required number of applicable rates appear or no rate appears on the applicable Designated LIBOR Page, the calculation agent will determine LIBOR as follows:

     - The calculation agent will determine LIBOR on the basis of the offered rates at which deposits in the LIBOR Currency having the Index Maturity described in the related pricing supplement on the Interest Determination Date and in a principal amount that is representative of a single transaction in that market at that time are offered by four major banks in the London interbank market at approximately 11:00 A.M., London time, for the period commencing on the Interest Reset Date to prime banks in the London interbank market. The calculation agent will select the four banks and request the principal London office of each of those banks to provide a quotation of its rate for deposits in the LIBOR Currency. If the banks provide at least two quotations, LIBOR for that Interest Determination Date will be the average of those quotations.

     - If the banks provide fewer than two quotations as mentioned above, LIBOR will be the average of the rates quoted by three major banks in the Principal Financial Center selected by the calculation agent at approximately 11:00 A.M. in the Principal Financial Center, on the Interest Determination Date for loans to leading European banks in the LIBOR Currency having the Index Maturity designated in the pricing supplement for the period commencing on the Interest Reset Date and in a principal amount that is representative of a single transaction in the LIBOR Currency in that market at that time. The calculation agent will select the three banks referred to above.

     - If fewer than three banks selected by the calculation agent are quoting as mentioned above, LIBOR will remain LIBOR then in effect on that Interest Determination Date.

     "LIBOR Currency" means the currency specified in the applicable pricing supplement as to which LIBOR will be calculated or, if no such currency is specified in the applicable pricing supplement, U.S. dollars.

     "Designated LIBOR Page" means:

     - if the pricing supplement specifies "LIBOR Reuters", the display on the Reuters Monitor Money Rates Service (or any successor service) on the page specified in such pricing supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the LIBOR Currency; or

     - if the pricing supplement specifies "LIBOR Telerate" or it specifies neither "LIBOR Reuters" nor "LIBOR Telerate" as the method of calculating LIBOR, the display on Bridge Telerate, Inc. or any successor service ("Telerate") on the page specified in such pricing supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the LIBOR Currency.

  Federal Funds Rate Notes

     The "Federal Funds Rate" for any Interest Determination Date is the rate on that date for Federal Funds, as published in H.15(519) prior to 3:00 P.M., New York City time, on the Calculation Date for that Interest Determination Date under the heading "Federal Funds (Effective)", as such rate is displayed on Telerate on page 120 (or any other page as may replace such page) ("Telerate Page 120").

     We and the calculation agent will observe the following procedures if the Federal Funds Rate cannot be determined as described above:

     - If the above rate does not appear on Telerate Page 120 or is not published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date, the Federal Funds Rate will be the rate on that Interest Determination Date, as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "Federal Funds (Effective)".

     - If the above rate does not appear on Telerate Page 120 or is not published in H.15(519) or H.15 Daily Update or such other recognized electronic source as described above by 3:00 P.M., New York City time, on the Calculation Date, then the calculation agent will determine the Federal Funds Rate to be the average of the rates for the last transaction in overnight Federal Funds arranged by three leading dealers of Federal Funds transactions in The City of New York as of 9:00 A.M., New York City time, on that Interest Determination Date. The calculation agent, after consultation with us, will select the three dealers referred to above.

     - If fewer than three brokers selected by the calculation agent are quoting as mentioned above, the Federal Funds Rate will be the Federal Funds Rate then in effect on that Interest Determination Date.

  Prime Rate Notes

     The "Prime Rate" for any Interest Determination Date is the prime rate or base lending rate on that date, as published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date for that Interest Determination Date under the heading "Bank Prime Loan" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Interest Determination Date as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "Bank Prime Loan".

     We and the calculation agent will observe the following procedures if the Prime Rate cannot be determined as described above:

     - If the rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the Calculation Date, then the calculation agent will determine the Prime Rate to be the average of the rates of interest publicly announced by each bank that appears on the Reuters screen designated as "USPRIME1" as that bank's prime rate or base lending rate as in effect for that Interest Determination Date.

     - If at least one rate but fewer than four rates appear on the Reuters screen USPRIME1 on the Interest Determination Date, then the Prime Rate will be the average of the prime rates or base lending rates quoted (on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on the Interest Deter-mination Date by three major money center banks in The City of New York selected by the calculation agent.

     - If the banks selected by the calculation agent are not quoting as mentioned above, the Prime Rate will remain the Prime Rate then in effect on the Interest Determination Date.

  Treasury Rate Notes

     The "Treasury Rate" for any Interest Determination Date is the rate set at the auction of direct obligations of the United States ("Treasury bills") having the Index Maturity described in the related pricing supplement under the caption "INVESTMENT RATE" on the display on Telerate on page 56 (or any other page as may replace such page) ("Telerate Page 56") or page 57 (or any other page as may replace such page) ("Telerate Page 57") by 3:00 P.M., New York City time, on the Calculation Date for that Interest Determination Date.

     We and the calculation agent will observe the following procedures if the Treasury Rate cannot be determined as described above:

     - If the rate is not published by 3:00 P.M., New York City time, on the Calculation Date, the Treasury Rate will be the auction rate of such Treasury bills (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as published in H.15 Daily Update, or such recognized electronic source used for the purpose of displaying such rate, under the caption "U.S. Government securities Treasury bills/Auction high."

     - If the rate is not published by 3:00 P.M., New York City time, on the Calculation Date and cannot be determined as described in the immediately preceding paragraph, the Treasury Rate will be the average auction rate of such Treasury bills (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury on the Calculation Date.

     - If the results of the most recent auction of Treasury bills having the Index Maturity described in the pricing supplement are not published or announced as described above by 3:00 P.M., New York City time, on the Calculation Date, or if no auction is held on the Interest Determination Date, then the Treasury Rate will be the rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) on such Interest Determination Date of Treasury bills having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the caption "U.S. Government securities/Treasury bills/ Secondary market" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Interest Determination Date of such Treasury bills as published in
       H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "U.S. Government securities/Treasury bills/Secondary market".

     - If such rate is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the related Calculation Date, then the calculation agent will determine the Treasury Rate to be the Bond Equivalent Yield of the average of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on the Interest Determination Date of three leading primary U.S. government securities dealers (which may include the Agents or their affiliates) for the issue of Treasury bills with a remaining maturity closest to the Index Maturity described in the related pricing supplement. The calculation agent will select the three dealers referred to above.

     - If fewer than three dealers selected by the calculation agent are quoting as mentioned above, the Treasury Rate will remain the Treasury Rate then in effect on that Interest Determination Date.

     "Bond Equivalent Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

Bond Equivalent Yield =      D x N
                         -------------  X 100
                         360 - (D X M)

where "D" refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis. "N" refers to 365 or 366 days, as applicable, and "M" refers to the actual number of days in the applicable Interest Reset Period.

  CMT Rate Notes

     The "CMT Rate" for any Interest Determination Date is the rate displayed on the Designated CMT Telerate Page by 3:00 P.M., New York City time, on the Calculation Date for that Interest Determination Date under the caption
"-- Treasury Constant Maturities -- Federal Reserve Board Release
H.15 -- Mondays Approximately 3:45 P.M.", under the column for the Designated CMT Maturity Index described in the related pricing supplement for:

     - if the Designated CMT Telerate Page is 7051 or any successor page, the rate on such Interest Determination Date; or

     - if the Designated CMT Telerate Page is 7052 or any successor page, the weekly or monthly average for the week or the month, as specified in the related pricing supplement, ended immediately preceding the week or the month in which the related Interest Determination Date occurs.

     The following procedures will be used if the CMT Rate cannot be determined as described above:

     - If the relevant page does not display the rate by 3:00 P.M., New York City time, on the Calculation Date, then the CMT Rate will be the Treasury constant maturity rate for the Designated CMT Maturity Index, as published in H.15(519).

     - If that rate is not published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date, then the CMT Rate will be the Treasury constant maturity rate (or other United States Treasury rate) for the Designated CMT Maturity Index for the Interest Determination Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the calculation agent determines (with our concurrence) to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in H.15(519).

     - If that information is not provided by 3:00 P.M., New York City time, on the Calculation Date, then the calculation agent will determine the CMT Rate to be a yield to maturity based on the arithmetic average of the secondary market closing offered rates, as of approximately 3:30 P.M., New York City time, on the Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York. The calculation agent will select five Reference Dealers and will eliminate the highest quotation (or, in the event of equality, one of the highest quotations) and the lowest quotation (or, in the event of equality, one of the lowest quotations), for the most recently issued, direct, noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity approximately equivalent to that of the Designated CMT Maturity Index, and a remaining term to maturity not less than that of the Designated CMT Maturity Index minus one year.

     - If the calculation agent cannot obtain three Treasury Note quotations, the calculation agent will determine the CMT Rate to be a yield to maturity based on the arithmetic average of the secondary market offered rates as of approximately 3:30 P.M., New York City time, on the Interest Determination Date of three Reference Dealers in The City of New York (selected using the same method described above) for Treasury Notes with an original maturity of the number of years that is the next highest to that of the Designated CMT Maturity Index, and with a remaining term to maturity closest to that of the Desig-nated CMT Maturity Index, which has an outstanding balance of at least $100,000,000. If two such Treasury Notes with an original maturity have remaining terms to maturity equally close to that of the Designated CMT Maturity Index, the calculation agent will obtain quotations for the Treasury Note with the shorter remaining term to maturity.

     - If three or four (but not five) Reference Dealers are quoting as mentioned above, then the CMT Rate will be based on the arithmetic average of the offered rates obtained, and neither the highest nor the lowest of those quotations will be eliminated.

     - If fewer than three Reference Dealers selected by the calculation agent are quoting as mentioned above, the CMT Rate will remain the CMT Rate then in effect on the Interest Determination Date.

     "Designated CMT Telerate Page" means the display on Telerate, on the page specified in the applicable pricing supplement (or any other page as may replace such page) for the purpose of displaying Treasury Constant Maturities as reported in H.15(519) or, if no such page is specified in the applicable pricing supplement, page 7052 (or any other page as may replace such page).

     "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable pricing supplement with respect to which the CMT Rate will be calculated or, if no such maturity is specified in the applicable pricing supplement, two years.

INDEXED NOTES

     We may issue Notes for which the amount of interest or principal that you will receive will not be known on your date of purchase. We will specify the formula for computation of principal and premium, if any, and interest payments for these types of Notes, which we call "Indexed Notes", by reference to securities, financial or non-financial indices, currencies, commodities, interest rates, or composites or baskets of any or all of the above. Examples of indexed items that we may use include a published stock index, the common stock price of a publicly traded company, the value of the U.S. dollar versus the Japanese yen, or the price in a particular market of a particular commodity.

     If you purchase an Indexed Note, you may receive a principal amount at maturity that is greater than or less than the Note's face amount, and an interest rate that is greater than or less than the interest rate that you would have earned if you had instead purchased a conventional debt security issued by us at the same time with the same maturity. The amount of principal and premium, if any, and interest that you will receive will depend on the structure of the Indexed Note and the level of the specified indexed item throughout the term of the Indexed Note and at maturity. Specific information pertaining to the method of determining the interest payments, principal amounts and/or premium amounts, as well as additional risk factors unique to the Indexed Note, certain historical information for the specified indexed item and certain additional United States federal tax considerations, will be described in the pricing supplement.

RENEWABLE NOTES

     We may issue Renewable Notes ("Renewable Notes"), which are Notes that will automatically renew at their maturity date unless the holder of the Renewable Note elects to terminate the automatic extension feature by giving notice in the manner described in the related pricing supplement.

          The holder of the Renewable Note must give notice of termination at least 15, but not more than 30 days, prior to the Renewal Date. The holder of a Renewable Note may terminate the automatic extension for less than all of their Renewable Notes only if the terms of the Note specifically permit partial termination. An election to terminate the automatic extension of any portion of the Renewable Note is irrevocable and will be binding on the holder of the Note. If the holder elects to terminate the automatic extension of the maturity of the Note, the holder will become entitled to the principal and interest accrued up to the Renewal Date. The related pricing supplement will identify a final maturity date beyond which the maturity date cannot be renewed.

     If a Note is represented by a Global Security, DTC or its nominee will be the holder of the Note and, therefore, will be the only entity that can exercise a right to terminate the automatic extension of a Note. In order to ensure that DTC or its nominee will exercise a right to terminate the automatic extension provisions of a particular Note, the beneficial owner of the Note must instruct the broker or other DTC participant through which it holds an interest in the Note to notify DTC of its desire to terminate the automatic extension of the Note. Different firms have different cutoff times for accepting instructions from their customers, and accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a Renewable Note to ascertain the cutoff time by which an instruction must be given for delivery of timely notice to DTC or its nominee.

EXTENDIBLE NOTES

     We may issue Notes whose stated maturity date may be extended at our option (an "Extendible Note") for one or more whole year periods (each an "Extension Period"), up to but not beyond a final maturity date described in the related pricing supplement (but not to exceed 30 years from the date of issue).

     We may exercise our option to extend the Extendible Note by notifying the Trustee (or any duly appointed paying agent) at least 50 but not more than 60 days prior to the then effective maturity date. If we elect to extend the Extendible Note, the Trustee (or paying agent) will mail, at least 40 days prior to the maturity date, to the registered holder of the Extendible Note a notice ("Extension Notice") informing the holder of our election, the new maturity date and any updated terms. Upon the mailing of the Extension Notice, the maturity of such Note will be extended automatically as set forth in the Extension Notice.

     However, we may, not later than 20 days prior to the maturity date of an Extendible Note (or, if such date is not a Business Day, on the immediately succeeding Business Day), at our option, establish a higher interest rate, in the case of a Fixed Rate Note, or a higher spread and/or spread multiplier, in the case of a Floating Rate Note, for the Extension Period by mailing or causing the Trustee (or paying agent) to mail notice of such higher interest rate or higher spread and/or spread multiplier to the holder of the Extendible Note. The notice will be irrevocable.

     If we elect to extend the maturity of an Extendible Note, the holder of the Note will have the option to instead elect repayment of the Note by us on the then effective maturity date. In order for an Extendible Note to be so repaid on the maturity date, we must receive, at least 15 days but not more than 30 days prior to the maturity date,

     - the Note with the form "Option to Elect Repayment" on the reverse of the Note duly completed; or

     - a facsimile transmission, telex or letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States setting forth the name of the holder of the Note, the principal amount of the Note, the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note to be repaid, together with the duly completed form entitled "Option to Elect Repayment" on the reverse of the Note, will be received by the Trustee (or paying agent) not later than the fifth Business Day after the date of the facsimile transmission, telex or letter; provided, however, that the facsimile transmission, telex or letter will only be effective if the Trustee or paying agent receives the Note and form duly completed by that fifth Business Day. A holder of an Extendible Note may exercise this option for less than the aggregate principal amount of the Note then outstanding if the principal amount of the Note remaining outstanding after repayment is an authorized denomination.

     If a Note is represented by a Global Security, DTC or its nominee will be the holder of that Note and, therefore, will be the only entity that can exercise a right to repayment. To ensure that DTC or its nominee timely exercises a right to repayment with respect to a particular Note, the beneficial owner of that Note must instruct the broker or other participant through which it holds an interest in the Note to notify DTC of its desire to exercise a right of repayment. Different firms have different cutoff times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a Note to determine the cutoff time by which an instruction must be given for timely notice to be delivered to DTC or its nominee.

DEBT WARRANTS

     We may issue Notes paired with Debt Warrants. In that case, the related pricing supplement will include a description of the Debt Warrants that we determine to issue with the Notes.

OPTIONAL REDEMPTION, REPAYMENT AND REPURCHASE

     We will indicate in the pricing supplement for a Note whether we will have the option to redeem the Note before the stated maturity and the price or prices at which, and date or dates on which, redemption may occur. If we are allowed to redeem a Note, we may exercise the option by notifying the Trustee at least 60 days prior to the redemption date. At least 30 but not more than 60 days before the redemption date, the Trustee will mail notice or cause the paying agent to mail notice of redemption to the holders. If we redeem a Note in part, we will issue a new Note or Notes for the unredeemed portion.

     We also will indicate in the pricing supplement for a Note whether you will have the option to elect repayment by us prior to the stated maturity and the price or prices at which, and the date or dates on which, repayment may occur.

     For a Note to be repaid at your option, the paying agent must receive, at least 30 but not more than 60 days prior to an optional repayment date, such Note with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed. If you present a Note for repayment, such act will be irrevocable. You may exercise the repayment option for less than the entire principal of the Note, provided the remaining principal outstanding is an authorized denomination. If you elect partial repayment, your Note will be canceled, and we will issue a new Note or Notes for the remaining amount.

     DTC or its nominee will be the holder of each Global Security and will be the only party that can exercise a right of repayment. If you are a beneficial owner of a Global Security and you want to exercise your right of repayment, you must instruct your broker or indirect participant through which you hold an interest in the Note to notify DTC. You should consult your broker or such indirect participant to discuss the appropriate cutoff times and any other requirements for giving this instruction. The giving of any such instruction will be irrevocable.

     If a Note is an OID Note (other than an Indexed Note), the amount payable in the event of redemption or repayment prior to its stated maturity will be the amortized face amount on the redemption or repayment date, as the case may be. The amortized face amount of an OID Note will be equal to

     - the issue price, plus

     - that portion of the difference between the issue price and the principal amount of the Note that has accrued at the yield to maturity described in the pricing supplement (computed in accordance with generally accepted U.S. bond yield computation principles) by the redemption or repayment date. However, in no case will the amortized face amount of an OID Note exceed its principal amount.

     We may purchase Notes at any time and at any price, in the open market or otherwise. We may hold, resell or surrender for cancellation any Notes that we purchase.

             SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

GENERAL

     Unless we indicate otherwise in the applicable pricing supplement, we will denominate the Notes in U.S. dollars, we will pay the principal of and premium, if any, and interest on the Notes in U.S. dollars, and you must pay the purchase price of the Notes in immediately available U.S. dollar funds. If any of the Notes ("Foreign Currency Notes") are to be denominated or payable in a currency other than U.S. dollars, the following provisions will apply in addition to, and, to the extent inconsistent therewith, will replace, the description of general terms and provisions of Notes set forth in the attached prospectus and elsewhere in this prospectus supplement.

     A pricing supplement with respect to any Foreign Currency Note (which may include information with respect to applicable current foreign exchange controls) is a part of this prospectus and prospectus supplement. If we furnish you any information concerning exchange rates, we do so as a matter of information only, and you should not regard it as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

CURRENCIES

     We may offer Foreign Currency Notes denominated and/or payable in a specified currency or specified currencies. Unless we indicate otherwise in the applicable pricing supplement, you are required to pay for Foreign Currency Notes in the specified currency. At the present time, there are limited facilities in the United States for conversion of U.S. dollars into specified currencies and vice versa, and banks may elect not to offer non-U.S. dollar checking or savings account facilities in the United States. However, at your request, on or prior to the third Business Day preceding the date of delivery of the Foreign Currency Notes, or by such other day as determined by the Agent who presents such offer to purchase Foreign Currency Notes to us, such Agent may be prepared to arrange for the conversion of U.S. dollars into the applicable specified currency set forth in the applicable pricing supplement to enable the purchasers to pay for the Foreign Currency Notes. Each such conversion will be made by the Agent or Agents on terms and subject to conditions, limitations and charges as the Agents may from time to time establish in accordance with their regular foreign exchange practices. If you purchase Foreign Currency Notes, you will bear all costs of exchange which are related to your purchase.

     The applicable pricing supplement will set forth information about the specified currency in which a particular Foreign Currency Note is denominated and/or payable, including historical exchange rates and a description of the currency and any exchange controls and, in the case of a currency unit, will include a description thereof and a description of provisions for payment in the event the currency unit is no longer used for the purposes for which it was established.

PAYMENT OF PRINCIPAL AND INTEREST

     If you are a holder of Foreign Currency Notes, we will pay you in U.S. dollars converted from the specified currency unless you elect to be paid in the specified currency or unless the applicable pricing supplement provides otherwise. Currently, banks do not generally offer non-U.S. dollar denominated account facilities in their offices in the United States, although they are permitted to do so for most foreign currencies.

     If you hold Foreign Currency Notes, we will base any U.S. dollar amount that you receive on the highest bid quotation in The City of New York received by the exchange rate agent that we have specified in the applicable pricing supplement at approximately 11:00 A.M., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of whom may be the exchange rate agent) for the purchase by the quoting dealer of the specified currency for U.S. dollars for settlement on such payment date in the aggregate amount of the specified currency payable to all holders of Foreign Currency Notes scheduled to receive U.S. dollar payments and at which the applicable dealer commits to execute a contract. The exchange rate agent will select, and we may approve, the recognized foreign dealers who provide the bid quotations. If three bid quotations are not available, we will make payments in the specified currency. All currency exchange costs relating to the payment will be borne by the holders of the Foreign Currency Note by deductions from such payments.

     Unless we indicate otherwise in the applicable pricing supplement, as a holder of Foreign Currency Notes, you may elect to receive payment of the principal of and premium, if any, and interest on the Foreign Currency Notes in the specified currency by transmitting a written request for such payment to the corporate trust office of the Trustee in The City of New York on or prior to the Regular Record Date or at least 15 calendar days prior to maturity, as the case may be. You may make this request in writing (mailed or hand delivered) or by facsimile transmission or telex. As a holder of a Foreign Currency Note, you may elect to receive payment in the specified currency for all principal and interest payments and need not file a separate election for each payment. Your election will remain in effect until revoked by written notice to the Trustee, but written notice of any such revocation must be received by the Trustee on or prior to the Regular Record Date or at least 15 calendar days prior to the maturity date, as the case may be.

     If a Note is represented by a Global Security, DTC or its nominee will be the holder of the Note and will be entitled to all payments on the Note. Although DTC can hold Notes denominated in foreign currencies, DTC currently will only accept payments in U.S. dollars. As a result, if the specified currency of a Note is other than U.S. dollars, a beneficial owner of the related Global Security who elects to receive payments in the specified currency must notify the participant through which it owns its interest on or prior to the applicable Record Date or at least 15 calendar days prior to the maturity date, as the case may be, of such beneficial owner's election. The participant must notify DTC of such election on or prior to the third Business Day after such Record Date or at least 12 calendar days prior to the maturity date, as the case may be, and DTC will notify the Trustee of such election on or prior to the fifth Business Day after such Record Date or at least ten calendar days prior to the maturity date, as the case may be. If the participant receives complete instructions from the beneficial owner that are forwarded by the participant to DTC, and by DTC to the Trustee, on or prior to such dates, then the beneficial owner will receive payments in the specified currency. See "Description of Debt Securities -- Book-Entry Debt Securities".

     We will pay principal and premium, if any, and interest on Foreign Currency Notes to be paid in U.S. dollars in the manner specified in the attached prospectus and this prospectus supplement with respect to Notes denominated in U.S. dollars. See "Description of Notes--General". We will pay interest on Foreign Currency Notes to be paid in the specified currency by wire transfer to a bank account maintained by the holder in the country of the specified currency or, in the case of euros, a bank account maintained by the holder in any of the Participating States, or, if appropriate wire transfer instructions are not received by the Trustee on or prior to the applicable Regular Record Date, by check mailed on the relevant Interest Payment Date, made payable to the persons entitled thereto, to the address of such holders as they appear in the Security Register. The principal of Foreign Currency Notes, together with interest accrued and unpaid thereon, due at the maturity date will be paid in immediately available funds upon surrender of such Notes at the corporate trust office of the Trustee in The City of New York, or, at our option, by wire transfer to such bank account.

PAYMENT CURRENCY

     If a specified currency is not available for the payment of principal and premium, if any, or interest with respect to a Foreign Currency Note due to the imposition of exchange controls or other circumstances beyond our control, we will be entitled to satisfy our obligations to holders of Foreign Currency Notes by making such payment in U.S. dollars on the basis of the noon buying rate in The City of New York for cable transfers of the specified currency as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York (the "Market Exchange Rate") as computed by the exchange rate agent on the second Business Day prior to such payment or, if not then available, on the basis of the most recently available Market Exchange Rate or as otherwise indicated in an applicable pricing supplement. Any payment made under such circumstances in U.S. dollars where the required payment is in a specified currency will not constitute a default under the Senior Indenture with respect to the Notes.

     All determinations referred to above which are made by the exchange rate agent will be at its sole discretion and will, in the absence of clear error, be conclusive for all purposes and binding on the holders of the Foreign Currency Notes.

     AS INDICATED ABOVE, IF YOU INVEST IN FOREIGN CURRENCY NOTES OR CURRENCY INDEXED NOTES, YOUR INVESTMENT WILL BE SUBJECT TO SUBSTANTIAL RISKS, THE EXTENT AND NATURE OF WHICH CHANGE CONTINUOUSLY. AS WITH ANY INVESTMENT THAT YOU MAKE IN A SECURITY, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED IN AN INVESTMENT IN FOREIGN CURRENCY NOTES OR CURRENCY INDEXED NOTES. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR YOU IF YOU ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY MATTERS.

                             UNITED STATES TAXATION

     In the opinion of Shearman & Sterling, our special U.S. federal income tax counsel, the following summary accurately describes the material U.S. federal income tax consequences of the purchase, ownership, and disposition of a Note, subject to the limitations stated below. Such opinion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations (including proposed Regulations and temporary Regulations) promulgated thereunder, rulings, official pronouncements and judicial decisions, all as in effect on the date of this prospectus supplement and all of which are subject to change, possibly with retroactive effect, or to different interpretations. This summary provides general information only and does not address all of the federal income tax consequences that may be applicable to a holder of a Note. It does not address all of the tax consequences that may be relevant to certain types of holders subject to special treatment under the federal income tax law, such as individual retirement and other tax-deferred accounts, dealers in securities or currencies, life insurance companies, tax-exempt organizations, persons holding Notes as a hedge or hedged against currency risk, as a position in a straddle for tax purposes, as part of a "synthetic security" or other integrated investment comprised of a Note and one or more other investments, United States persons (as defined below) whose functional currency is other than the U.S. dollar or to certain U.S. expatriates. It also does not discuss the tax consequences to subsequent purchasers of Notes and is limited to investors who hold Notes as a capital asset. The federal income tax consequences of purchasing, holding or disposing of a particular Note will depend, in part, on the particular terms of such Note as set forth in the applicable pricing supplement. The federal income tax consequences of purchasing, holding or disposing of certain Floating Rate Notes, Foreign Currency Notes (other than Single Foreign Currency Notes, as defined below), Amortizing Notes, Floating Rate/Fixed Rate Notes, Indexed Notes, Renewable Notes and exchangeable or convertible Debt Securities and Bearer Securities will be set out in the applicable pricing supplement. Persons considering the purchase of Notes and making any election under the Code or the Treasury Regulations with respect to such Notes should consult their own tax advisors concerning the application of the U.S. federal income tax law to their particular situations as well as any tax consequences arising under the law of any state, local or foreign tax jurisdiction, subject to the limitations stated below.

     "Single Foreign Currency Note" means a Note on which all payments a holder is entitled to receive are denominated in or determined by reference to the value of a single Foreign

Currency. "Foreign Currency" means a currency, other than a hyperinflationary currency, as defined in the Code, or the U.S. dollar.

UNITED STATES PERSONS

     For purposes of the following discussion, "United States person" means an individual who is a citizen or resident of the United States, an estate subject to U.S. federal income taxation without regard to the source of its income, a corporation, partnership or other business entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia, or a trust if both:

     - a court within the United States is able to exercise primary supervision over the administration of the trust; and

     - one or more United States persons have the authority to control all substantial decisions of the trust.

The following discussion pertains only to a holder of a Note who is a beneficial owner of such Note and who is a United States person.

  Payments of Interest on Notes that are not Discount Notes

     Except as discussed below under "Discount Notes" and "Short-Term Notes", payments of interest on a Note will be taxable to a holder as ordinary interest income at the time it is accrued or received in accordance with the holder's method of tax accounting. If the payment is denominated in or determined with reference to a single Foreign Currency, the amount required to be included in income by a cash basis holder will be the U.S. dollar value of the amount paid (determined on the basis of the "spot rate" on the date such payment is received) regardless of whether the payment is in fact converted into U.S. dollars. No exchange gain or loss will be recognized with respect to the receipt of such payment.

     Except in the case of a Spot Rate Convention Election (as defined below), a holder of a Single Foreign Currency Note who uses the accrual method of accounting or is otherwise required to accrue interest income prior to receipt will be required to include in income for each taxable year the U.S. dollar value of the interest that has accrued during such year, determined by translating such interest at the average rate of exchange for the period or periods during which such interest has accrued. The average rate of exchange for an interest accrual period (or partial period) is the simple average of the spot exchange rates for each Business Day of such period (or such other average that is reasonably derived and consistently applied by the holder). Upon receipt of an interest payment, such holder will recognize ordinary gain or loss in an amount equal to the difference between the U.S. dollar value of the Foreign Currency received (determined on the basis of the "spot rate" on the date such payment is received) or, in the case of interest received in U.S. dollars rather than in Foreign Currency, the amount so received and the U.S. dollar value of the interest income that such holder has previously included in income with respect to such payment. Any such gain or loss generally will not be treated as interest income or expense, except to the extent provided by administrative pronouncements of the Internal Revenue Service (the "Service").

     A holder may elect (a "Spot Rate Convention Election") to translate accrued interest into U.S. dollars at the "spot rate" on the last day of an accrual period for the interest, or, in the case of an accrual period that spans two taxable years, at the "spot rate" on the last day of the taxable year. Additionally, if a payment of interest is received within five Business Days of the last day of the accrual period, an electing holder may instead translate such accrued interest into U.S. dollars at the "spot rate" on the day of receipt. Any such election will apply to all debt instruments held by the United States person at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States person and cannot be revoked without the consent of the Service.

     For purposes of this discussion, the "spot rate" generally means a rate that reflects a fair market rate of exchange available to the public for currency under a "spot contract" in a free market and involving representative amounts. A "spot contract" is a contract to buy or sell a currency on or before two Business Days following the date of the execution of the contract. If such a spot rate cannot be demonstrated, the Service has the authority to determine the spot rate.

  Purchase, Sale, Exchange or Retirement of Notes

     A holder's tax basis in a Note generally will be the U.S. dollar cost of the Note to such holder (which, in the case of a Note purchased with Foreign Currency, will be determined by translating the purchase price at the spot rate on the date of purchase or, in the case of a Note that is traded on an established securities market, on the settlement date if the holder is a cash basis taxpayer or an accrual basis taxpayer that so elects), increased by any original issue discount, market discount or acquisition discount (all as defined below) previously included in the holder's gross income (as described below), and reduced by any amortized premium (as described below) and any principal payments and payments of stated interest that are not payments of qualified stated interest (as defined below).

     Upon the sale, exchange or retirement of a Note, a holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (or the U.S. dollar value of the amount realized in a Foreign Currency at the spot rate on the date of the sale, exchange or retirement or, in the case of a Note that is traded on an established securities market, on the settlement date if the holder is a cash basis taxpayer or an accrual basis taxpayer that so elects), except to the extent such amount is attributable to accrued interest, and the holder's tax basis in the Note. Except with respect to:

     - gains or losses attributable to changes in exchange rates (as described in the next paragraph);

     - gains attributable to market discount (as described below); and

     - gain on the disposition of a Short-Term Note (as described below);

gain or loss so recognized will be capital gain or loss and will be long-term capital gain or loss, if, at the time of the sale, exchange or retirement, the Note was held for more than one year. Under current law, long-term capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income.

     Gain or loss recognized by a holder on the sale, exchange or retirement of a Single Foreign Currency Note that is attributable to changes in exchange rates will be treated as ordinary income or loss and generally will not be treated as interest income or expense except to the extent provided by administrative pronouncements of the Service. Gain or loss attributable to changes in exchange rates is recognized on the sale, exchange or retirement of a Single Foreign Currency Note only to the extent of the total gain or loss recognized on such sale, exchange or retirement.

  Exchange of Foreign Currency

     A holder's tax basis in Foreign Currency purchased by the holder generally will be the U.S. dollar value thereof at the spot rate on the date such Foreign Currency is purchased. A holder's tax basis in Foreign Currency received as interest on, or on the sale, exchange or retirement of, a Single Foreign Currency Note will be the U.S. dollar value thereof at the spot rate at the time such Foreign Currency is received. The amount of gain or loss recognized by a holder on a sale, exchange or other disposition of Foreign Currency will be equal to the difference between:

     - the amount of U.S. dollars, the U.S. dollar value at the spot rate of the Foreign Currency, or the fair market value in U.S. dollars of the property received by the holder in the sale, exchange or other disposition; and

     - the holder's tax basis in the Foreign Currency.

     Accordingly, a holder that purchases a Note with Foreign Currency will recognize gain or loss in an amount equal to the difference, if any, between such holder's tax basis in the Foreign Currency and the U.S. dollar value at the spot rate of the Foreign Currency on the date of purchase. Generally, any such gain or loss will be ordinary income or loss and will not be treated as interest income or expense, except to the extent provided by administrative pronouncements of the Service.

  Subsequent Interest Periods and Extension of Maturity

     If so specified in the pricing supplement relating to a Note, we may have the option:

     - to reset the interest rate, in the case of a Fixed Rate Note, or to reset the spread, the spread multiplier or other formulae by which the interest rate basis is adjusted, in the case of a Floating Rate Note; and/or

     - to extend the maturity of such Note.

See "Description of Notes -- Interest and Interest Rates" and "Description of Notes -- Extendible Notes". The treatment of a holder of Notes with respect to which such an option has been exercised who does not elect to have us repay such Notes will depend on the terms established for such Notes by us pursuant to the exercise of such option (the "revised terms"). Depending on the particular circumstances, such holder may be treated as having surrendered such Notes for new Notes with the revised terms in either a taxable exchange or a recapitalization qualifying for nonrecognition of gain or loss.

  Discount Notes

     The following summary is a general description of U.S. federal income tax consequences to holders of Notes issued with original issue discount ("Discount Notes") and is based on the provisions of the Code as in effect on the date hereof and on certain Treasury Regulations promulgated thereunder relating to original issue discount (the "OID Regulations").

     For U.S. federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of each Discount Note over its issue price, if such excess is greater than or equal to a de minimis amount (generally
 1/4 of 1% of the Discount Note's stated redemption price at maturity multiplied by the number of complete years to maturity from the issue date). The issue price of an issue of Discount Notes that are issued for cash will be equal to the first price at which a substantial amount of such Notes are sold for money. For this purpose, sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers are ignored. The stated redemption price at maturity of a Discount
Note is the sum of all payments provided by the Discount Note other than payments of qualified stated interest. Under the OID Regulations, "qualified stated interest" includes stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate (with certain exceptions for lower rates paid during some periods) or certain variable rates as described below. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between payments. Except as described below with respect to Short-Term Notes, a holder of a Discount Note will be required to include original issue discount in taxable income as it accrues before the receipt of cash attributable to such income, regardless of such holder's method of accounting for tax purposes. Special rules for Variable Rate Notes (as defined below under "Variable Rate Notes") are described below under "Variable Rate Notes".

     The amount of original issue discount includible in taxable income by the initial holder of a Discount Note is the sum of the daily portions of original issue discount with respect to such Note for each day during the taxable year on which such holder held such Note ("accrued original issue discount"). Generally, the daily portion of the original issue discount is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to such accrual period. Under the OID Regulations, the "accrual periods" for a Discount Note may be selected by each holder, may be of any length, and may vary in length over the term of a Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first day or final day of an accrual period. The amount of original issue discount allocable to each accrual period is equal to the excess, if any, of:

     - the product of a Discount Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of com-pounding at the close of each accrual period and adjusted for the length of such accrual period) over

     - the amount of qualified stated interest, if any, payable on such Discount Note and allocable to such accrual period.

The "adjusted issue price" of a Discount Note at the beginning of any accrual period generally is the sum of the issue price of a Discount Note plus the accrued original issue discount allocable for all prior accrual periods, reduced by any prior payment on the Discount Note other than a payment of qualified stated interest. Under these rules, a holder of a Discount Note generally will have to include in taxable income increasingly greater amounts of original issue discount in successive accrual periods.

     Original issue discount on a Discount Note that is also a Single Foreign Currency Note will be determined for any accrual period in the applicable Foreign Currency and then translated into U.S. dollars in the same manner as interest income accrued by a holder on the accrual basis, including the application of a Spot Rate Convention Election. See "Payments of Interest on Notes that are not Discount Notes". Likewise, upon receipt of payment attributable to original issue discount (whether in connection with a payment of interest or the sale, exchange or retirement of a Discount Note), a holder will recognize exchange gain or loss to the extent of the difference between such holder's basis in the accrued original issue discount (determined in the same manner as for accrued interest) and the U.S. dollar value of such payment (determined by translating any Foreign Currency received at the spot rate on the date of payment). Generally, any such exchange gain or loss will be ordinary income or loss and will not be treated as interest income or expense, except to the extent provided in administrative pronouncements of the Service. For this purpose, all payments on a Note will be viewed first as the payment of qualified stated interest (determined under the original issue discount rules), second as the payment of previously accrued original issue discount (to the extent thereof), with payments considered made for the earliest accrual periods first, and thereafter as the payment of principal.

     If a holder's tax basis in a Discount Note immediately after purchase exceeds the adjusted issue price of the Discount Note (the amount of such excess is considered "acquisition premium") but is not greater than the stated redemption price at maturity of such Discount Note, the amount includible in income in each taxable year as original issue discount is reduced (but not below zero) by that portion of the excess properly allocable to such year.

     If a holder purchases a Discount Note for an amount in excess of the stated redemption price at maturity, the holder does not include any original issue discount in income and generally may be subject to the "bond premium" rules discussed below. See "Amortizable Bond Premium". If a holder has a tax basis in a Discount Note that is less than the adjusted issue price of such Discount Note, the difference may be subject to the market discount provisions discussed below. See "Market Discount".

     Under the OID Regulations, a holder of a Note may elect to include in gross income all interest that accrues on such Note using the constant yield method. For this purpose, interest includes stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. Special rules apply to elections made with respect to Notes issued with amortizable bond premium or market discount. Once made with respect to a Note, the election cannot be revoked without the consent of the Service. A holder considering an election under these rules should consult a tax advisor.

  Market Discount

     If a holder purchases a Note (other than a Discount Note) for an amount that is less than its stated redemption price at maturity, or purchases a Discount Note for less than its "revised issue price" (as defined under the Code) as of the purchase date, the amount of the difference will be treated as "market discount" unless such difference is less than a specified de minimis amount. Under the market discount rules of the Code, a holder will be required to treat any partial principal payment (or, in the case of a Discount Note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange or retirement of, a Note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. Further, a disposition of a Note by gift (and in certain other circumstances) could result in the recognition of market discount income, computed as if such Note had been sold at its then fair market value. In addition, a holder who purchases a Note with market discount may be required to defer the deduction of all, or a portion, of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry such Note until the maturity of the Note, or its earlier disposition in a taxable transaction.

     Market discount is considered to accrue ratably during the period from the date of acquisition to the maturity date of a Note, unless the holder elects to accrue market discount under the rules applicable to original issue discount. A holder may elect to include market discount in income currently as it accrues, in which case the rules described above regarding the deferral of interest deductions will not apply.

     With respect to a Single Foreign Currency Note, market discount is determined in the applicable Foreign Currency. In the case of a holder who does not elect current inclusion, accrued market discount is translated into U.S. dollars at the spot rate on the date of disposition. No part of such accrued market discount is treated as exchange gain or loss. In the case of a holder who elects current inclusion, the amount currently includible in income for a taxable year is the U.S. dollar value of the market discount that has accrued during such year, determined by translating such market discount at the average rate of exchange for the period or periods during which it accrued. Such an electing holder will recognize exchange gain or loss with respect to accrued market discount under the same rules as apply to accrued interest on a Single Foreign Currency Note received by a holder on the accrual basis. See "Payments of Interest on Notes that are not Discount Notes".

  Amortizable Bond Premium

     Generally, if a holder's tax basis in a Note held as a capital asset exceeds the stated redemption price at maturity of such Note, such excess may constitute amortizable bond premium that the holder may elect to amortize under the constant interest rate method over the period from the holder's acquisition date to the Note's maturity date. Under certain circumstances, amortizable bond premium may be determined by reference to an early call date. Special rules apply with respect to Single Foreign Currency Notes.

  Variable Rate Notes

     A "Variable Rate Note" is a Note that

     (1) has an issue price that does not exceed the total noncontingent principal payments by more than the lesser of:

     (a) the product of:

          - the total noncontingent principal payments;

          - the number of complete years to maturity from the issue date; and

          - .015; or

     (b) 15 percent of the total noncontingent principal payments; and

     (2) does not provide for stated interest other than stated interest compounded or paid at least annually at:

     (a) one or more qualified floating rates;

     (b) a single fixed rate and one or more qualified floating rates;

     (c) a single objective rate; or

     (d) a single fixed rate and a single objective rate that is a qualified inverse floating rate.

     A qualified floating rate or objective rate in effect at any time during the term of the instrument must be set at a current value of that rate. A "current value" of a rate is the value of the rate on any day that is no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

     A variable rate is a "qualified floating rate" if

     (1) variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Note is denominated; or

     (2) it is equal to the product of such a rate and either:

     (a) a fixed multiple that is greater than .65 but not more than 1.35; or

     (b) a fixed multiple greater than .65 but not more than 1.35, increased or decreased by a fixed rate.

     If a Note provides for two or more qualified floating rates that

     - are within 0.25 percent of each other on the issue date; or

     - can reasonably be expected to have approximately the same values throughout the term of the Note,

the qualified floating rates together constitute a single qualified floating rate. A rate is not a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the Note or are not reasonably expected to significantly affect the yield on the Note.

     An "objective rate" is a rate, other than a qualified floating rate, that is determined using a single, fixed formula and that is based on objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party), such as dividends, profits, or the value of the issuer's stock (although a rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer). A variable rate is not an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of the Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Note's term. An objective rate is a "qualified inverse floating rate" if

     - the rate is equal to a fixed rate minus a qualified floating rate; and

     - the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate.

     If interest on a Note is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and

     - the fixed rate and the qualified floating rate or objective rate have values on the issue date of the Note that do not differ by more than 0.25 percent; or

     - the value of the qualified floating rate or objective rate is intended to approximate the fixed rate,

then the fixed rate and the qualified floating rate or the objective rate constitute a single qualified floating rate or objective rate.

     Under these rules, CD Rate Notes, Commercial Paper Rate Notes, LIBOR Notes, Federal Funds Rate Notes, Prime Rate Notes, Treasury Rate Notes, and CMT Rate Notes generally will be treated as Variable Rate Notes.

     In general, if a Variable Rate Note provides for stated interest at a single qualified floating rate or objective rate and the interest is unconditionally payable in cash at least annually, all stated interest on the
Note is qualified stated interest, and the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, in the case of any other objective rate, a fixed rate that reflects the yield reasonably expected for the Note.

     If a Variable Rate Note does not provide for stated interest at a single qualified floating rate or a single objective rate, or at a single fixed rate (other than at a single fixed rate for an initial period), the amount of interest and

OID accruals on the Note are generally determined by

     - determining a fixed rate substitute for each variable rate provided under the Variable Rate Note (generally, the value of each variable rate as of the issue date or, in the case of an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on the Note);

     - constructing the equivalent fixed rate debt instrument (using the fixed rate substitute described above);

     - determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument; and

     - making the appropriate adjustments for actual variable rates during the applicable accrual period.

     If a Variable Rate Note provides for stated interest, either at one or more qualified floating rates or at a qualified inverse floating rate, and in addition provides for stated interest at a single fixed rate (other than at a single fixed rate for an initial period), the amount of interest and OID accruals are determined as in the immediately preceding paragraph with the modification that the Variable Rate Note is treated, for purposes of the first three steps of the determination, as if it provided for a qualified floating rate (or a qualified inverse floating rate, as the case may be) rather than the fixed rate. The qualified floating rate (or qualified inverse floating rate) replacing the fixed rate must be such that the fair market value of the Variable Rate Note, as of the issue date, would be approximately the same as the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, (or qualified inverse floating rate) rather than the fixed rate.

  Short-Term Notes

     In general, an individual or other cash method holder of a Note that matures one year or less from the date of its issuance (a "Short-Term Note") is not required to accrue original issue discount on such Note unless it has elected to do so. Holders who report income for federal income tax purposes under the accrual method, however, and certain other holders, including banks, dealers in securities and electing holders, are required to accrue original issue discount (unless the holder elects to accrue "acquisition discount" in lieu of original issue discount) on such Note. "Acquisition discount" is the excess of the remaining stated redemption price at maturity of the Short-Term Note over the holder's tax basis in the Short-Term Note at the time of the acquisition. In the case of a holder who is not required, and does not elect, to accrue original issue discount on a Short-Term Note, any gain realized on the sale, exchange or retirement of such Short-Term Note will be ordinary income to the extent of the original issue discount accrued through the date of such sale, exchange or retirement. Such a holder will be required to defer, until such Short-Term Note is sold or otherwise disposed of, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Short-Term Note. Original issue discount or acquisition discount on a Short-Term Note accrues on a straight-line basis unless an election is made to use the constant yield method (based on daily compounding).

     In the case of a Short-Term Note that is also a Single Foreign Currency Note, the amount of original issue discount or acquisition discount subject to current accrual and the amount of any exchange gain or loss on a sale, exchange or retirement are determined under the same rules that apply to accrued interest on a Single Foreign Currency Note held by a holder on the accrual basis. See "Payments of Interest on Notes that are not Discount Notes".

     The market discount rules will not apply to a Short-Term Note having market discount.

NON-UNITED STATES PERSONS

     Subject to the discussion of backup withholding below, payments of principal and premium, if any, and interest (including original issue discount) by us or our agent (in its capacity as such) to any holder who is a beneficial owner of a Note but is not a United States person will not be subject to United States federal withholding tax, provided, in the case of premium, if any, and interest (including original issue discount) that

     (1) such holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

     (2) such holder is not a controlled foreign corporation for United States tax purposes that is related to us through stock ownership; and

     (3) either

          (a) the beneficial owner of the Note certifies to us or our agent, under penalties of perjury, that such owner is not a United States person and provides its name and address (which certification can be made on IRS Form W-8 or Form W-8BEN); or

          (b) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") certifies to us or our agent, under penalties of perjury, that the certification described in clause (3)(a) above has been received from the beneficial owner by it or by another financial institution acting for the beneficial owner.

Recently finalized Treasury Regulations provide alternative methods for satisfying the certification requirement described in clauses (3)(a) and (3)(b) above. These Regulations generally will be effective for payments made after December 31, 2000, subject to certain transition rules.

     These Regulations also would require, in the case of Notes held by a foreign partnership, that:

     - the certification described in clause (3)(a) above be provided by the partners rather than by the foreign partnership; and

     - the partnership provide certain information, including a United States taxpayer identification number.

A look-through rule would apply in the case of tiered partnerships.

     If a holder of a Note who is not a United States person cannot satisfy the requirements of the "portfolio interest" exception described above, payments of interest (including original issue discount) made to such holder generally will be subject to a 30% withholding tax (or such lower rate as may be provided by an applicable income tax treaty between the United States and a foreign country) unless the beneficial owner of the Note provides us or our paying agent, as the case may be, with a properly executed:

     - IRS Form 1001 or Form W-8BEN claiming an exemption from withholding under the benefit of a tax treaty; or

     - IRS Form 4224 or Form W-8ECI stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States.

     Under the recently finalized Treasury regulations, holders who are not United States persons will generally be required to provide the appropriate IRS Form W-8 in lieu of the IRS Form 1001 and IRS Form 4224, although alternative documentation may be applicable in certain situations.

     If a holder of a Note who is not a United States person is engaged in a trade or business in the United States and premium, if any, or interest (including original issue discount) on the Note is effectively connected with the conduct of such trade or business, such holder, although exempt from United States withholding tax as discussed above (by reason of the delivery of a properly completed IRS Form 4224 or Form W-8ECI), will be subject to United States federal income tax on such premium, if any, and interest (including original issue discount) in the same manner as if it were a United States person. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments.

     Subject to the discussion of "backup" withholding below, any capital gain realized upon the sale, exchange or retirement of a Note by a holder who is not a United States person will not be subject to United States federal income or withholding taxes unless

     - such gain is effectively connected with a United States trade or business of the holder; or

     - in the case of an individual, such holder is present in the United States for 183 days or more in the taxable year of the retirement or disposition and certain other conditions are met.

     Notes held by an individual, who at the time of death is neither a citizen nor a resident of the United States for United States tax purposes, will not be subject to United States federal estate tax, provided that the income from the Notes was not or would not have been effectively connected with a United States trade or business of such individual and that such individual qualified for the exemption from United States federal withholding tax (without regard to the certification requirements) that is described above.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     The "backup" withholding and information reporting requirements may apply to certain payments of principal of and premium, if any, and interest (including original issue discount) on a Note and to certain payments of proceeds of the sale or retirement of a Note. We, our agent, a broker, the Trustee or any paying agent, as the case may be, will be required to withhold tax from any payment that is subject to backup withholding at a rate of 31% of such payment if the holder fails to furnish his taxpayer identification number (social security number or employer identification number), to certify that such holder is not subject to backup withholding, or to otherwise comply with the applicable requirements of the backup withholding rules. Certain holders (including, among others, corporations) are not subject to the backup withholding and reporting requirements.

     Under current Treasury Regulations, backup withholding and information reporting will not apply to payments made by our company or any agent thereof (in its capacity as such) to a holder of a Note who has provided the required certification under penalties of perjury that such holder is not a United States person as set forth in clause (3) under "Non-United States Persons" or has otherwise established an exemption (provided that neither we nor such agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not in fact satisfied). Recently finalized Treasury Regulations would modify the application of the information reporting requirements and backup withholding tax to holders who are not United States persons for payments made after December 31, 2000. Among other things, these regulations may require such holders to furnish new certifications of their non-U.S. status.

     Any amounts withheld under the backup withholding rules from a payment to a holder may be claimed as a credit against such holder's U.S. federal income tax liability, provided required information is furnished to the Service.

     WE HAVE INCLUDED THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE FOR YOUR GENERAL INFORMATION ONLY. IT MAY NOT BE APPLICABLE DEPENDING UPON YOUR PARTICULAR SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

     Eaton and Goldman, Sachs & Co., Chase Securities Inc., J.P. Morgan Securities Inc. and Salomon Smith Barney Inc. (the "Agents") have entered into a distribution agreement with respect to the Notes. Subject to certain conditions, the Agents have agreed to use their reasonable best efforts to solicit purchases of the Notes. Eaton has the right to accept offers to purchase Notes and may reject any proposed purchase of the Notes. The Agents may also reject any offer to purchase Notes. Eaton will pay the Agents a commission on any Notes sold through the Agents. Unless otherwise specified in the pricing supplement, the commission will range from 0.125% to 0.750% of the principal amount of the Notes, depending on the maturity of the Notes.

     Eaton may also sell Notes to the Agents who purchase the Notes as principals for their own accounts. If no other discount is agreed and disclosed in the pricing supplement, any such sale will be made at a discount equal to the discount set forth on the cover page hereof. Any Notes the Agents purchase as principal may be resold at the market price or at other prices determined by the Agents at the time of resale. Eaton may also sell Notes directly on its own behalf. No commissions will be paid on Notes sold directly by Eaton.

     The Agents may resell any Notes they purchase to other brokers or dealers at a discount, which may include all or part of the discount the Agents received from Eaton. Unless otherwise stated, this discount will equal the applicable commission on an agency sale of Notes of the same maturity. If all the Notes are not sold at the initial offering price, the Agents may change the offering price and the other selling terms.

     In connection with an offering, the Agents may purchase and sell Notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Agents of a greater number of Notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

     The Agents also may impose a penalty bid. This occurs when a particular Agent repays to the Agents a portion of the underwriting discount received by it because the Agents have repurchased Notes sold by or for the account of such Agent in stabilizing or short covering transactions.

     These activities by the Agents may stabilize, maintain or otherwise affect the market price of the Notes. As a result, the price of the Notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Agents at any time. These transactions may be effected in the over-the-counter market or otherwise.

     The Agents, whether acting as agents or principals, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Act"). Eaton has agreed to indemnify the several Agents against certain liabilities, including liabilities under the Act.

     The Agents may sell to dealers, who may resell to investors, and the Agents may pay all or part of the discount or commission they receive from Eaton to the dealers. Such dealers may be deemed to be "underwriters" within the meaning of the Act.

     The Notes are a new issue of securities with no established trading market and are not expected to be listed on a securities exchange. No assurance can be given as to the liquidity of the trading market for the Notes.

     Eaton estimates that its share of the total expenses of the offering, excluding discounts and commissions, will be approximately $1.2 million.

     Unless otherwise indicated in the applicable pricing supplement, the purchase price of the Notes will be required to be paid in immediately available funds in The City of New York.

     The Agents and their affiliates may be customers of, engage in transactions with and perform services for Eaton in the ordinary course of business. The Chase Manhattan Bank (formerly known as Chemical Bank), an affiliate of Chase Securities Inc., is Trustee under the Senior Indenture under which the Notes will be issued.

                                 LEGAL OPINIONS

     The validity of the Notes will be passed upon for us by J. Robert Horst, Vice President and General Counsel, and for any underwriters, dealers or agents by Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022. Mr. Horst is paid a salary by Eaton and participates in various employee benefit plans offered to officers of Eaton generally.

                                   EATON LOGO

                               EATON CORPORATION

                          By this prospectus, we offer
                     up to $1,400,000,000 of the following:

      DEBT SECURITIES            DEBT WARRANTS WITH
     PREFERRED SHARES         DEBT SECURITIES AS UNITS
       COMMON SHARES             DEBT WARRANTS WITH
       DEBT WARRANTS          PREFERRED SHARES AS UNITS

     We will provide the specific terms and the public offering prices of these securities in supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. You should read this prospectus and the prospectus supplements carefully before you invest.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is November 10, 1999.

                            WHERE YOU CAN FIND MORE
                                  INFORMATION

  We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington D.C. 20549, and in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Our common shares are listed on the New York Stock Exchange, the Chicago Stock Exchange, the Pacific Exchange and the London Stock Exchange, and information about us also is available there.

  This prospectus is part of a registration statement that we have filed with the SEC. The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to other documents that we identify as part of this prospectus. Our subsequent filings of similar documents with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (1) after the date of the filing of this registration statement and before its effectiveness and (2) until our offering of securities has been completed.

  - Annual Report on Form 10-K for the year ended December 31, 1998, as amended by Form 10-K/A No. 1 filed on April 23, 1999 and Form 10-K/A No. 2 filed on May 11, 1999.

  - Quarterly Report on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999.

  - Definitive proxy statement dated March 19, 1999 concerning our Annual Meeting of Shareholders on April 28, 1999.

  - Current Reports on Form 8-K dated March 29, 1999; April 9, 1999; April 22, 1999, as amended by Form 8-K/A filed on May 11, 1999; June 18, 1999; July 1, 1999; and July 15, 1999.

  You may obtain a copy of these filings at no cost, by writing to or telephoning us at the following address:

          Eaton Corporation
          Eaton Center
          1111 Superior Avenue
          Cleveland, Ohio 44114-2584
          Attn: Shareholder Relations
          (216) 523-5000

  You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. This prospectus is an offer to sell or buy only the securities described in this document, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of the date of this prospectus.

                                  THE COMPANY

     We are a global manufacturer of highly-engineered products which serve the industrial, vehicle, construction, commercial, aerospace and semiconductor markets. We have operations in 25 countries. Our principal products include hydraulic products and fluid connectors, electrical power distribution and control equipment, truck drivetrain systems, engine components, ion implanters and a wide variety of controls.

     Our operations are categorized into these five business segments:

        - Automotive Components

        - Fluid Power and Other Components

        - Industrial and Commercial Controls

        - Semiconductor Equipment

        - Truck Components

     Our principal executive office is located at Eaton Center, 1111 Superior Avenue, Cleveland, Ohio 44114-2584, and our telephone number is (216) 523-5000.

                                USE OF PROCEEDS

     Except as may be described otherwise in a prospectus supplement, we will use the net proceeds from the sale of the securities under this prospectus to repay a portion of the indebtedness incurred in connection with the acquisition of Aeroquip-Vickers, Inc., and in connection with other corporate purposes. At November 10, 1999, this indebtedness totaled approximately $1.65 billion, had an average maturity of approximately 40 days and bore interest at an average annual rate of 5.5%.

     The acquisition of Aeroquip-Vickers, Inc., was completed on April 9, 1999. Aeroquip-Vickers is a world leader in the manufacture and distribution of engineered components and systems, sold through its operating companies, Aeroquip Corporation and Vickers, Incorporated, to the industrial, automotive and aerospace markets.

     Aeroquip's operations design, manufacture and distribute fluid connectors and plastic products. Fluid connectors include all pressure ranges of hose and hose assemblies; fittings, adapters, couplings and swivels; automotive air conditioning, power steering, and oil and transmission cooler components and assemblies; tube fittings and assemblies; refrigeration/air conditioning connectors; clamps and V-band couplings; fuel-handling products; noise-reduction products; chemical containment products; and electronic fluid system products. Aeroquip plastic products include molded, extruded and co-extruded plastic products. Aeroquip's operations serve original equipment and aftermarket customers in industrial markets located principally in the United States, Europe, Asia-Pacific and Brazil; original equipment and aftermarket customers in aerospace and defense markets located principally in the United States and Europe; and automobile, light truck, sport utility and van manufacturers in automotive markets located principally in the United States and Europe.

     Vickers' operations design, manufacture and distribute power and motion control products. Vickers products include hydraulic, electrohydraulic, pneumatic and electronic control devices; piston and vane pumps and motors; open architecture machine controls; hydraulic and pneumatic cylinders; hydraulic power packages; electric motors and drives; fuel pumps; electric motorpumps and generator packages; electrohydraulic and electromechanical actuators; sensors and monitoring devices; hydraulic and lubrication filtration; and fluid-evaluation products and services. Vickers' operations serve original equipment and aftermarket customers in industrial markets located principally in the Unites States, Europe, Asia-Pacific and Brazil, and original equipment and aftermarket customers in aerospace and defense markets located principally in the United States and Europe.

                                   PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of debt securities, warrants to purchase debt securities, preferred shares and common shares with a par value of $.50 per share in one or more offerings up to a total dollar amount of $1,400,000,000 or the equivalent if any of the securities are denominated in a currency, currency unit or composite currency other than the U.S. dollar.

                             PROSPECTUS SUPPLEMENT

     This prospectus provides you with a general description of the debt securities, debt warrants, preferred shares and common shares we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to or change information contained in this prospectus. If so, the prospectus supplement should be read as superseding this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

     The prospectus supplement to be attached to the front of this prospectus will describe:

        - the terms of any debt securities that we offer, including the terms under the caption "Provisions Applicable to Both the Senior and Subordinated Indentures -- General";

        - the terms of any debt warrants that we offer, including the exercise price, detachability, expiration date and other terms;

        - the terms of any preferred shares that we offer, including the specific designations and dividend, redemption, liquidation, voting and other rights not described in this prospectus and any terms for conversion or exchange;

        - the terms of any common shares that we offer; and

        - any initial public offering price, the purchase price and net proceeds to our company and the other specific terms related to our offering of such Securities.

     For more details on the terms of the Securities, you should read the exhibits filed with our registration statements.

                         DESCRIPTION OF DEBT SECURITIES

     We may issue debt securities from time to time in one or more distinct series. This section summarizes the material terms of the debt securities that are common to all series. Most of the financial and other terms of any series of debt securities that we offer will be described in a prospectus supplement to be attached to the front of this prospectus. Since the terms of specific debt securities may differ from the general information we have provided below, you should rely on information in the prospectus supplement that is inconsistent with the information below. As used in this section, "we", "us", "our" and "our company" refer to Eaton Corporation and not to its subsidiaries, unless the context otherwise requires.

     The debt securities are governed by a document called an "Indenture." An Indenture is a contract between us and a financial institution acting as Trustee on your behalf. The Trustee has two main roles. First, the Trustee can enforce your rights against us if we default. There are some limitations on the extent to which the Trustee acts on your behalf, described later beginning on page 10 of this prospectus. Second, the Trustee performs certain administrative duties for us.

     Senior securities will be issued under an Indenture dated as of April 1, 1994, as supplemented from time to time (the "Senior Indenture"), which we entered into with Chemical Bank, as trustee (the "Senior Trustee"), and subordinated securities will be issued under a separate indenture (the "Subordinated Indenture"), which we will enter into with a trustee (the "Subordinated Trustee") if we decide to issue any subordinated securities. The Chase Manhattan Bank, formerly known as Chemical Bank, is acting as Senior Trustee. The term "Trustee" refers to either the Senior Trustee or the Subordinated Trustee, as appropriate. We will refer to the Senior Indenture and the Subordinated Indenture, as executed, together as the "Indentures" and each as an "Indenture." The Indentures are subject to and governed by the Trust Indenture Act of 1939.

     The Indentures and associated documents contain the full legal text of the matters described in this section. We have filed the form of each Indenture as an exhibit to a registration statement that we have filed with the SEC. See "Where You Can Find More Information" on page 2 of this prospectus for information on how to obtain copies of the Indentures.

     Because this section is a summary of the material terms of the Indentures, it does not describe every aspect of the debt securities. This summary is qualified in its entirety by the provisions of the Indentures, including definitions of certain terms used in the Indentures. For example, in this section, we use capitalized words to signify terms that are specifically defined in the Indentures. Some of the definitions are repeated in this prospectus, but for the rest you will need to read the Indentures. We also include references in parentheses to certain sections of the Indentures or the Trust Indenture Act. Whenever we refer to particular sections or defined terms of the Indentures, those sections or defined terms are incorporated by reference in this prospectus or in the prospectus supplement. Unless otherwise noted, the section numbers refer to the applicable section for both Indentures.

PROVISIONS APPLICABLE TO BOTH THE SENIOR AND SUBORDINATED INDENTURES

GENERAL

     The debt securities will be our unsecured obligations. The senior securities will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated securities will be subordinated in right of payment to the prior payment in full of our Senior Indebtedness as described below under "--Subordinated Indenture Provisions--Subordination."

     Under the Indentures, we may issue any debt securities offered under this prospectus and the attached prospectus supplement and any debt securities issuable upon the exercise of debt warrants or upon conversion or exchange of other offered securities, as well as other unsecured debt securities.

     With respect to the offered debt securities and any underlying debt securities, you should read the prospectus supplement for the following and other terms, which will be established by authority of our Board of Directors before the issuance of the debt securities:

        - the title of the debt securities and whether they will be senior securities or subordinated securities, including whether subordinated securities are convertible subordinated securities;

        - the total principal amount of the debt securities and any limit on the total principal amount of debt securities of each series;

        - the date or dates when the principal of the debt securities will be payable or how those dates will be determined;

        - the interest rate or rates which the debt securities will bear, if any, or how such rate or rates will be determined, the date or dates from which interest will accrue, if any, or how such date or dates will be determined, the interest payment dates, the record dates for such payments, if any, or how such date or dates will be determined and the basis upon which interest will be calculated, if other than that of a 360-day year of twelve 30-day months;

        - whether the amount of payments of principal of (or premium, if any) or interest on the debt securities will be determined with reference to an index, formula or other method (which could be based on one or more Currencies, commodities, equity indices or other indices) and how such amounts will be determined;

        - any optional redemption provisions;

        - any sinking fund or other provisions that would obligate us to repurchase or redeem the debt securities;

        - if other than U.S. dollars, the Currency or Currencies of the debt securities;

        - if other than denominations of $1,000 in the case of Registered Securities and $5,000 in the case of Bearer Securities, the denominations in which the offered debt securities will be issued;

        - if not the principal amount of the debt securities, the portion of the principal amount at which the debt securities will be issued and, if not the principal amount of the debt securities, the portion of the principal amount payable upon acceleration of the maturity of the debt securities or how that portion will be determined;

        - the form of the debt securities, including whether the debt securities are to be issuable in permanent or temporary global form, as Registered Securities, Bearer Securities or both, any restrictions on the offer, sale or delivery of Bearer Securities, and the terms, if any, upon which you may exchange Bearer Securities for Registered Securities and vice versa (if permitted by applicable laws and regulations);

        - any modifications or additions to the provisions of Article Fourteen of the applicable Indenture described under "Defeasance and Covenant Defeasance" if that Article is applicable to the debt securities;

        - any changes or additions to the Events of Default or our covenants with respect to the debt securities;

        - the place or places, if any, other than or in addition to The City of New York, of payment, transfer, conversion and/or exchange of the debt securities, and where notices or demands to or upon us in respect of the debt securities may be served;

        - whether we or a holder may elect payment of the principal or interest in one or more Currencies other than that in which such debt securities are stated to be payable, and the period or periods within which, and the terms and conditions upon which, that election may be made, and the time and manner of determining the exchange rate between the Currency or Currencies in which they are stated to be payable and the Currency or Currencies in which they are to be so payable;

        - if other than the Trustee, the identity of each Security Registrar and/or Paying Agent;

        - the designation of the exchange rate agent, if applicable;

        - the Person to whom any interest on any Registered Security of the series will be payable, if other than the registered holder at the close of business on the record date, the manner in which, or the Person to whom any interest on any Bearer Security of the series will be payable, if not upon presentation and surrender of the coupons relating to
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

         the Bearer Security as they mature, and the extent to which, or the manner in which, any interest payable on a temporary Global Security on an Interest Payment Date will be paid if not in the manner provided in the applicable Indenture;

        - whether and under what circumstances we will pay additional amounts as contemplated by Section 1005 of the applicable Indenture ("Additional Amounts") in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the Additional Amounts (and the terms of any such option);

        - any provisions granting special rights to the holders of the debt securities upon the occurrence of specified events;

        - in the case of subordinated securities, any terms modifying the subordination provisions;

        - in the case of convertible subordinated securities, any terms by which they may be convertible into common shares;

        - if we issue the debt securities in definitive form, the terms and conditions under which definitive securities will be issued;

        - if we issue the debt securities upon the exercise of debt warrants, the time, manner and place for them to be authenticated and delivered;

        - the manner for paying principal and interest and the manner for transferring the debt securities; and

        - any other terms of the debt securities that are consistent with the requirements of the Trust Indenture Act.

     For purposes of this prospectus, any reference to the payment of principal of (or premium, if any) or interest on debt securities will include Additional Amounts if required by the terms of the debt securities.

     The Indentures do not limit the amount of debt securities that we are authorized to issue from time to time. (Section 301) When a single Trustee is acting for all debt securities issued under an Indenture, those Securities are called the "Indenture Securities." Each Indenture also provides that there may be more than one Trustee thereunder, each for a series of Indenture Securities. See "Resignation of Trustee" on page 17 of this prospectus. At a time when two or more Trustees are acting under either Indenture, each with respect to only certain series, the term "Indenture Securities" means the series of debt securities for which each respective Trustee is acting. If there is more than one Trustee under either Indenture, the powers and trust obligations of each Trustee will apply only to the Indenture Securities for which it is Trustee. If two or more Trustees are acting under either Indenture, then the Indenture Securities for which each Trustee is acting would be treated as if issued under separate indentures.

     We may issue Indenture Securities with terms different from those of Indenture Securities already issued. Without the consent of the holders thereof, we may reopen a previous issue of a series of Indenture Securities and issue additional Indenture Securities of that series unless the reopening was restricted when that series was created.

     If any series of debt securities are sold for, are payable in or are denominated in one or more foreign Currencies, we will specify applicable restrictions, elections, tax consequences, specific terms and other information in the applicable prospectus supplement.

     There is no requirement that we issue debt securities in the future under the Indentures, and we may use other indentures or documentation, containing different provisions in connection with future issues of such other debt securities.

     We may issue the debt securities as "original issue discount securities," which are debt securities, including any zero-coupon debt securities, that are issued and sold at a discount from their stated principal amount. Original issue discount securities provide that, upon acceleration of their maturity, an amount less than their principal amount will become due and payable. We will describe United States federal income tax consequences and other considerations applicable to original issue discount securities in any prospectus supplement relating to them.

ADDITIONAL MECHANICS

  Form, Exchange and Transfer

     We may issue debt securities as follows:

        - as Registered Securities;

        - as Bearer Securities (with interest coupons attached unless otherwise stated in the prospectus supplement); (Section 201)

        - as both Registered Securities and Bearer Securities;

        - in denominations that are even multiples of $1,000 for Registered Securities and even multiples of $5,000 for Bearer Securities; (Section 302) or

        - in global form. See "-- Book-Entry Debt Securities."

     You may have your Registered Securities separated into smaller denominations or combined into larger denominations, as long as the total principal amount is not changed. (Section 305) This is called an "exchange." If provided in the prospectus supplement, you may exchange your Bearer Securities with all unmatured coupons, except as provided below, and all matured coupons which are in default for Registered Securities of the same series as long as the total principal amount is not changed. Bearer Securities surrendered in exchange for Registered Securities between a Regular Record Date or a Special Record Date and the relevant interest payment dates will be surrendered without the coupon relating to such interest payment dates. Interest will not be payable in respect of the Registered Security issued in exchange for that Bearer Security, but will be payable only to the holder of such coupon when due in accordance with the terms of the applicable Indenture. Unless we specify otherwise in the prospectus supplement, we will not issue Bearer Securities in exchange for Registered Securities. (Section 305)

     You may transfer Registered Securities of a series and you may exchange debt securities of a series at the office of the Trustee. The Trustee will act as our agent for registering Registered Securities in the names of holders and transferring debt securities. We may designate someone else to perform this function. Whoever maintains the list of registered holders is called the "Security Registrar." The Security Registrar also will perform transfers. (Section 305)

     You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will be made only if the Security Registrar is satisfied with your proof of ownership. (Section 305)

     If we designate additional transfer agents, we will name them in the accompanying prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

     If we redeem less than all of the Securities of a redeemable series, we may block the transfer or exchange of Securities during the period beginning 15 days before the day we mail the notice of redemption or publish the notice (in the case of Bearer Securities) and ending on the day of that mailing or publication, as the case may be, in order to freeze the list of holders to prepare the mailing. We may also decline to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed. (Section
305)

     If the offered debt securities are redeemable, we will describe the procedures for redemption in the accompanying prospectus supplement.

     IN THIS "ADDITIONAL MECHANICS" SECTION OF THIS PROSPECTUS, "YOU" MEANS DIRECT HOLDERS AND NOT INDIRECT HOLDERS OF DEBT SECURITIES.

PAYMENT AND PAYING AGENTS

     We will pay interest to you, if you are listed in the Trustee's records as the owner of your debt security at the close of business on a particular day in advance of each due date for interest on your debt security. Interest will be paid to you if you are listed as the owner even if you no longer own the debt security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the "Regular Record Date" and is defined in the prospectus supplement. Persons who are listed in the Trustee's records as the owners of debt securities at the close of business on a particular day are referred to as "holders." (Section 307) Holders buying and selling debt securities must work out between them the appropriate purchase price since we will pay all the interest for an interest period to the holders on the Regular Record Date. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period.

     We will deposit interest, principal and any other money due on the debt securities with the Paying Agent that we name in the prospectus supplement.

     IF YOU PLAN TO HAVE A BANK OR BROKERAGE FIRM HOLD YOUR SECURITIES, YOU SHOULD ASK THEM FOR INFORMATION ON HOW YOU WILL RECEIVE PAYMENTS. (Section 305)

     If we issue Bearer Securities, unless we provide otherwise in the prospectus supplement, we will maintain an office or agency outside the United States for the payment of all amounts due on the Bearer Securities. If we list the debt securities on any stock exchange located outside the United States, we will maintain an office or agency for those debt securities in any city located outside the United States required by that stock exchange. (Section 1002) We will specify the initial locations of such offices and agencies in the prospectus supplement. Unless otherwise provided in the prospectus supplement, we will make payment of interest on any Bearer Securities on or before Maturity only against surrender of coupons for such interest installments as they mature. (Section 1001) Unless otherwise provided in the prospectus supplement, we will not make payment with respect to any Bearer Security at any of our offices or agencies in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, we will make payments of principal of (and premium, if any) and interest on Bearer Securities payable in U.S. dollars at the office of our Paying Agent in The City of New York if (but only if) payment of the full amount in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 1002)

     We may from time to time designate additional offices or agencies, approve a change in the location of any office or agency and, except as provided above, rescind the designation of any office or agency. (Section 1002)

EVENTS OF DEFAULT

     You will have special rights if an Event of Default occurs as to the debt securities of your series which is not cured, as described later in this subsection. (Section 501) Please refer to the prospectus supplement for information about any changes to the Events of Default or our covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

     What is an Event of Default? The term "Event of Default" as to the debt securities of your series means any of the following:

        - we do not pay the principal of (or premium, if any) on a debt security of such series on its due date;

        - we do not pay interest on a debt security of such series within 30 days of its due date;

        - we do not make or satisfy any sinking fund payment in respect of debt securities of such series within 30 days of its due date;

        - we remain in breach of a covenant in respect of debt securities of such series for 60 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the Trustee or holders of 25% of the principal amount of debt securities of such series;

        - we file for bankruptcy, or certain other events in bankruptcy, insolvency or reorganization occur; or

        - there occurs any other Event of Default as to debt securities of the series described in the prospectus supplement. (Section 501)

     An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under an Indenture.

     The Trustee may withhold notice to the holders of debt securities of a particular series of any default if it considers its withholding of notice to be in the interest of the holders of that series, except that the Trustee may not withhold notice if the default is in the payment of principal of (or premium, if any) or interest on the debt securities. (Section 601)

     Remedies if an Event of Default Occurs. If an Event of Default has occurred and we have not cured it, the Trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable by notifying us (or the Trustee, if the holders give notice) in writing. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of the affected series by notifying us (or the Trustee, if the holders give notice) in writing. (Section 502)

     Except in cases of default, where the Trustee has some special duties, the Trustee is not required to take any action under the Indenture at the request of any holders unless the holders offer the Trustee reasonable protection from expenses and liability (called an "indemnity"). (Section 602 and Trust Indenture Act Section 315) If reasonable indemnity is provided, the holders of a majority in principal amount of the Outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee. The Trustee may refuse to follow those directions in certain circumstances. (Section 512) No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default. (Section 511)

     Before you are allowed to bypass the Trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interest relating to the debt securities, the following must occur:

        - you must give the Trustee written notice that an Event of Default has occurred and remains uncured; (Section 507)

        - the holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the Trustee take action because of the default (Section 507) and must offer reasonable indemnity to the Trustee against the cost and other liabilities of taking that action; (Section 602)

        - the Trustee must not have instituted a proceeding for 60 days after receipt of the above notice and offer of indemnity; (Section 507) and

        - the holders of a majority in principal amount of the debt securities must not have given the Trustee a direction inconsistent with the above notice during such 60-day period. (Section 507)

     However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date. (Section 508)

     Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than the following:

        - the payment of principal, any premium, interest or Additional Amounts on any debt security or related coupon; or

        - in respect of a covenant that under Article Ten of the applicable Indenture cannot be modified or amended without the consent of each holder. (Section 513)

     IF YOUR SECURITIES ARE HELD FOR YOU BY A BANK OR BROKERAGE FIRM, YOU SHOULD CONSULT THEM FOR INFORMATION ON HOW TO GIVE NOTICE OR DIRECTION TO THE TRUSTEE OR MAKE A REQUEST OF THE TRUSTEE AND HOW TO MAKE OR CANCEL A DECLARATION OF ACCELERATION.

     Each year, we will furnish the Trustee with a written statement of certain of our officers certifying that, to their knowledge, we are in compliance with the Indenture and the debt securities, or else specifying any default. (Section
1004)

MERGER, CONSOLIDATION OR SALE OF ASSETS

     Under the terms of the Indentures, we are generally permitted to consolidate or merge with another firm. We are also permitted to sell or transfer our assets substantially as an entirety to another firm (Section 801). However, we may not take any of these actions unless all of the following conditions are met:

        - where we merge or consolidate out of existence or sell or transfer our assets substantially as an entirety, the resulting firm must agree to be legally responsible for all obligations under the debt securities and the applicable Indenture; (Section 801)

        - the merger, consolidation or sale or transfer of assets substantially as an entirety must not cause a default on the debt securities. For purposes of this no-default test, a default would include an Event of Default that has occurred and not been cured, as described on page 10 of this prospectus under "-- What is an Event of Default?"; (Section
          801)

        - where we merge or consolidate out of existence or sell or transfer our assets substantially as an entirety, the resulting firm (if a corporation) must be a corporation organized under the laws of the United States or any state thereof or the District of Columbia; (Section 801)

        - under the Senior Indenture, we may not merge, consolidate or sell or transfer our assets substantially as an entirety if, as a result, any of our property or assets or any property or assets of a Restricted Subsidiary (as defined) would become subject to any mortgage, lien or other encumbrance unless either:

           - the mortgage, lien or other encumbrance could be created pursuant to Section 1009 of such Indenture (see "-- Senior Indenture Provisions -- Limitation on Liens" on page 17) without equally and ratably securing the Indenture Securities; or

           - the Indenture Securities are secured equally and ratably with or prior to the debt secured by the mortgage, lien or other encumbrance; (Section 803)

        - we must deliver certain certificates and documents to the Trustee; (Section 801) and

        - we must satisfy any other requirements specified in the prospectus supplement.

MODIFICATION OR WAIVER

     There are three types of changes we can make to the Indentures and the debt securities.

     Changes Requiring Your Approval. First, there are changes that cannot be made to your debt securities without your specific approval. (Section 902) Following is a list of those types of changes:

        - change the Stated Maturity of the principal of or interest on a debt security;

        - reduce any amounts due on a debt security;

        - reduce the amount of principal payable upon acceleration of the Maturity of a Security following a default;

        - adversely affect any right of repayment at your option;

        - change the place (except as otherwise described in this prospectus) or Currency of payment on a debt security;

        - impair your right to sue for payment;

        - with respect to debt securities issued under the Subordinated Indenture, adversely affect the right to convert any debt securities as provided in Article 15 of the Subordinated Indenture;

        - modify the subordination provisions in the Subordinated Indenture in a manner that is adverse to you as a holder of the Subordinated Securities;

        - reduce the percentage of holders of debt securities whose consent is needed to modify or amend the Indenture;

        - reduce the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the Indenture or to waive certain defaults;

        - modify any other aspect of the provisions of the Indenture dealing with modification and waiver of past defaults (Section 513), the quorum or voting requirements of the debt securities (Section 1504 of the Senior Indenture and Section 1704 of the Subordinated Indenture) or provisions relating to the waiver of certain covenants (Section 1011 of the Senior Indenture and Section 1008 of the Subordinated Indenture), except to increase any percentage of consents required to amend an Indenture or for any waiver or to add certain provisions that cannot be modified without the approval of each holder under Section 902; or

        - change any of our obligations to pay Additional Amounts.

     Changes Requiring a Majority Vote. The second type of change to the Indenture and the Outstanding debt securities is the kind that requires a vote in favor by holders of Outstanding debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect holders of the Outstanding debt securities in any material respect. The same vote would be required for us to obtain a waiver of all or part of certain covenants in the applicable Indenture, (Section 1011 of the Senior Indenture and Section 1008 of the Subordinated Indenture) or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the Indentures or the Outstanding debt securities listed in the first category described previously under "-- Changes Requiring Your Approval" unless we obtain your individual consent to the waiver. (Section 902)

     Changes Not Requiring Approval. The third type of change does not require any vote by you as holders of Outstanding debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the Outstanding debt securities in any material respect. (Section
901)

     Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

        - for original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the Maturity of the debt securities were accelerated to that date because of a default;

        - for debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that debt security described in the prospectus supplement; and

        - for debt securities denominated in one or more foreign Currencies or Currency units, we will use the U.S. dollar equivalent.

     Debt securities will not be considered Outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under "Defeasance and Covenant Defeasance." (Section 101)

     We will generally be entitled to set any day as a record date for the purpose of determining the holders of debt securities that are entitled to vote or take other action under the applicable Indenture. If we set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of debt securities of that series on the record date. (Section 104)

     IF YOUR SECURITIES ARE HELD BY A BANK OR BROKERAGE FIRM, YOU SHOULD CONSULT THEM FOR INFORMATION ON HOW APPROVAL MAY BE GRANTED OR DENIED IF WE SEEK TO CHANGE THE APPLICABLE INDENTURE OR THE DEBT SECURITIES OR REQUEST A WAIVER.

     Each Indenture contains provisions for convening meetings of the holders of debt securities issued as Bearer Securities. (Section 1501 of the Senior Indenture and Section 1701 of the Subordinated Indenture) A meeting may be called at any time by the applicable Trustee, and also, upon request, by us or by the holders of at least 10% in principal amount of the Outstanding debt securities of that series, upon notice given as provided in the applicable Indenture. (Section 1502 of the Senior Indenture and Section 1702 of the Subordinated Indenture)

     Except for any consent that must be given by the holder of each debt security affected thereby, as described above, the holders of a majority in principal amount of the Outstanding debt securities of a series may adopt any resolution presented at a meeting at which a quorum is present. However, any resolution with respect to any action which the Indenture expressly provides may be taken by a specified percentage less than a majority in principal amount of the Outstanding debt securities of a series may be adopted at a meeting at which a quorum is present by vote of that specified percentage. Any resolution passed or decision taken at any meeting of holders of debt securities of a series in accordance with the applicable Indenture will be binding on all holders of debt securities of that series and any related coupons. The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in principal amount of the Outstanding debt securities of a series, except that if any action is to be taken at such meeting which may be given by the holders of not less than a specified percentage in principal amount of the Outstanding debt securities of a series, the persons holding or representing such specified percentage in principal amount of the Outstanding debt securities of that series will constitute a quorum. (Section 1504 of the Senior Indenture and Section 1704 of the Subordinated Indenture)

     Notwithstanding the above, if any action is to be taken at a meeting of holders of debt securities of a series that the applicable Indenture expressly provides may be taken by the holders of a specified percentage in principal amount of all Outstanding debt securities affected thereby or of the holders of such series and one or more additional series:

        - there will be no minimum quorum requirement for that meeting; and

        - the principal amount of the Outstanding debt securities of that series that vote in favor of such action will be taken into account in determining whether that action has been taken under such Indenture. (Section 1504 of the Senior Indenture and Section 1704 of the Subordinated Indenture)

DEFEASANCE AND COVENANT DEFEASANCE

     The following discussion of defeasance and covenant defeasance will be applicable to your series of debt securities only if we choose to have them apply to that series. If we do so choose, we will specify the choice in the prospectus supplement. (Section 1401)

     Defeasance. If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the debt securities (called "defeasance") if we put in place the following other arrangements for you to be repaid:

        - We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency obligations that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

        - We must deliver to the Trustee a legal opinion confirming that there has been a change in current federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. (Sections 1402 and 1404) Under current federal tax law, the deposit and our legal release from the debt securities would be treated as though we paid you your share of the cash and notes or bonds at the time the cash and notes or bonds are deposited in trust in exchange for your debt securities, and you would recognize gain or loss on the debt securities at the time of the deposit.

     If we ever did accomplish defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent. You would also be released from the subordination provisions on the subordinated debt securities described later under "Subordination" on page 19 of this prospectus. If we accomplish a defeasance, we would retain only the obligations to register the transfer or exchange of the debt securities, to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust.

     Covenant Defeasance. Under current federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the Indentures. These covenants relate to "Limitation on Liens" and "Limitation on Sale and Leaseback Transactions" described in Sections 1009 and 1010 respectively of the Senior Indenture and are summarized beginning on page 17 of this prospectus. We can also be released from any other covenant in the Indentures which may be specified in the prospectus supplement if we make the same type of deposit described above. This is called "covenant defeasance." In that event, you would lose the protection of those covenants but would gain the protection of having money and debt securities set aside in trust to repay the debt securities. You also would be released from the subordination provisions on the subordinated securities described under "Subordination" on page 19 of this prospectus. In order to achieve covenant defeasance, we must do the following:

        - deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency obligations that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates; and

        - deliver to the Trustee a legal opinion of our counsel confirming that, under current federal income tax law, we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

     If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the Trustee is prevented from making payment. In fact, if one of the remaining Events of Default occurred, such as our bankruptcy, and the debt securities become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

BOOK-ENTRY DEBT SECURITIES

     We may issue debt securities of a series in whole or in part in global form that we will deposit with, or on behalf of, a depositary that we identify in a prospectus supplement. Global securities may be issued in either registered or bearer form and in either temporary or permanent form (each, a "Global Security"). Global Securities will be registered in the name of a financial institution we select, and the debt securities included in the Global Securities may not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the Global Security is called the "Depositary." Any person wishing to own a debt security must do so indirectly by virtue of an account with a broker, bank or other financial institution that, in turn, has an account with the Depository.

     Special Investor Considerations for Global Securities. Our obligations, as well as the obligations of the Trustee and those of any third parties employed by us or the Trustee, run only to Persons who are registered as holders of debt securities. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you but does not do so. As an indirect holder, an investor's rights relating to a Global Security will be governed by the account rules of the investor's financial institution and of the Depository, as well as general laws relating to debt securities transfers.

     You should be aware that when we issue debt securities in the form of Global Securities:

        - you cannot get debt securities registered in your own name;

        - you cannot receive physical certificates for your interest in the debt securities;

        - you must look to your own bank or brokerage firm for payments on the debt securities and protection of your legal rights relating to the debt securities;

        - you may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to hold the physical certificates of debt securities that they own;

        - the Depository's policies will govern payments, transfers, exchanges and other matters relating to your interest in the Global Security. We and the Trustee have no responsibility for any aspect of the Depository's actions or for its records of ownership interests in

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

         the Global Security. We and the Trustee also do not supervise the Depository in any way; and

        - the Depository will usually require that interests in a Global Security be purchased or sold within its system using same-day funds.

     Management of the Depository Trust Company is aware that some computer applications, systems, and the like for processing data that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." The Depository Trust Company has informed its participants and other members of the financial community that it has developed and is implementing a program so that its applications and systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within the Depository Trust Company, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which the Depository Trust Company has indicated is complete. Additionally, the Depository Trust Company's plan includes a testing phase, which the Depository Trust Company has advised us is comprised of certain tests which have been successfully completed and other tests which will continue throughout the remainder of 1999.

     However, the Depository Trust Company's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom the Depository Trust Company licenses software and hardware, and third party vendors upon whom the Depository Trust Company relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. The Depository Trust Company has informed its participants and other members of the financial community that it is contacting, and will continue to contact, third party vendors from whom the Depository Trust Company acquires services to:

        - impress upon them the importance of such services being Year 2000 compliant; and

        - determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, the Depository Trust Company is in the process of developing such contingency plans as it deems appropriate.

     According to the Depository Trust Company, the foregoing information with respect to the Depository Trust Company has been provided for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

     Special Situations when Global Security Will be Terminated. In a few special situations described later, a Global Security will terminate and interests in it will be exchanged for physical certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or indirectly through an account at your bank or brokerage firm will be up to you. You must consult your own bank or broker to find out how to have interests in debt securities transferred to your own name, so that they will be direct holders.

     The special situations for termination of a Global Security are:

        - when the Depository notifies us that it is unwilling, unable or no longer qualified to continue as Depository (unless a replacement Depository is named);

        - when an Event of Default on the debt securities has occurred and has not been cured; and

        - when and if we decide to terminate a Global Security.

     The prospectus supplement may list situations for terminating a Global Security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a

Global Security terminates, the Depository (and neither we nor the Trustee) is responsible for deciding the names of the institutions that will be the initial direct holders. (Section 302) Unless otherwise provided in the prospectus supplement, debt securities that are represented by a Global Security will be issued in denominations of $1,000 and any integral multiple thereof, and will be issued in registered form only, without coupons.

RESIGNATION OF TRUSTEE

     Each Trustee may resign or be removed with respect to one or more series of Indenture Securities, and a successor Trustee may be appointed to act with respect to such series. (Section 608) In the event that two or more persons are acting as Trustee with respect to different series of Indenture Securities under one of the Indentures, each such Trustee will be a Trustee of a trust separate and apart from the trust administered by any other such Trustee (Section 609), and any action described herein to be taken by the "Trustee" may then be taken by each such Trustee with respect to, and only with respect to, the one or more series of Indenture Securities for which it is Trustee.

SENIOR INDENTURE PROVISIONS

LIMITATION ON SALE AND LEASEBACK TRANSACTIONS

     Under the terms of the Senior Indenture, we will not, and will not permit any Restricted Subsidiary (as defined) to, sell or transfer any manufacturing plant owned by us or any Restricted Subsidiary with the intention of taking back a lease on such property unless:

        - the sale or transfer of property is made within 120 days after the later of the date of

           - the acquisition of such property,

           - the completion of construction of such property, or

           - the commencement of full operation thereof;

        - such lease has a term, including permitted extensions and renewals, of not more than three years, and it is intended that the use by us or the Restricted Subsidiary of the manufacturing plant covered by such lease will be discontinued on or before the expiration of such term;

        - the amount that we realize from such sale or transfer, together with the value (as defined) of then outstanding sale and leaseback transactions not otherwise permitted by the Senior Indenture and the outstanding aggregate principal amount of mortgage, pledge or lien indebtedness not otherwise permitted by the Senior Indenture will not exceed 10% of our Consolidated Net Tangible Assets (as defined); or

        - we will cause an amount equal to the value (as defined) of the manufacturing plant to be sold or transferred and leased to be applied to the retirement (other than any mandatory retirement) within 120 days of the effective date of such sale and leaseback transaction of either the Indenture Securities or other funded indebtedness which is equal in rank to the Indenture Securities, or both. (Section 1010 of the Senior Indenture)

     These provisions are intended to preserve our assets and to limit our ability to incur leases which effectively constitute indebtedness.

LIMITATION ON LIENS

     Under the terms of the Senior Indenture, with certain exceptions, we will not, directly or indirectly, and we will not permit any Restricted Subsidiary to, create or assume any mortgage, pledge or other lien of or upon any of our or their assets unless all of the outstanding Indenture Securities of each series are secured by such mortgage, pledge or lien equally and ratably with any and all other obligations and indebtedness thereby secured for so long as any such other obligations and indebtedness will be so secured. Among the exceptions are:

        - the creation of any mortgage or other lien on any of our property or property of any Restricted Subsidiary to secure indebtedness incurred prior to, at the time of, or within 120 days after the later of the acquisition, the completion of construction or the commencement of full operation of such property; and

        - mortgages or liens on any property that we or any Restricted Subsidiary acquire after the date of the Senior Indenture existing at the time of such acquisition; provided that we incur the secured indebtedness for the purpose of financing all or any part of the acquisition or construction of any such property.

     In addition, we or any Restricted Subsidiary may create or assume any mortgage, pledge or other lien not otherwise permitted by the Senior Indenture for the purpose of securing indebtedness or other obligations so long as the aggregate of all such indebtedness and other obligations then outstanding, together with the value of all outstanding sale and leaseback transactions not otherwise permitted, will not exceed 10% of Consolidated Net Tangible Assets. (Section 1009 of the Senior Indenture)

DEFINITIONS

     The Senior Indenture defines the term "Consolidated Net Tangible Assets" as our total assets and those of our consolidated subsidiaries, including the investment in (at equity) and the net amount of advances to and accounts receivable from corporations which are not consolidated subsidiaries, less the following:

        - our current liabilities and those of our consolidated subsidiaries, including an amount equal to indebtedness required to be redeemed by reason of any sinking fund payment due in 12 months or less from the date as of which current liabilities are to be determined;

        - all of our other liabilities and those of our consolidated subsidiaries other than Funded Debt (as defined), deferred income taxes and liabilities for employee post-retirement health plans recognized in accordance with Statement of Financial Accounting Standards No. 106;

        - all of our and our consolidated subsidiaries' depreciation and valuation reserves and all other reserves (except for reserves for contingencies which have not been allocated to any particular purpose);

        - the book amount of all our and our consolidated subsidiaries' segregated intangible assets, including, but without limitation, such items as goodwill, trademarks, trade names, patents and unamortized debt discount and expense, less unamortized debt premium; and

        - appropriate adjustments on account of minority interests of other persons holding stock in subsidiaries.

     Consolidated Net Tangible Assets is to be determined on a consolidated basis in accordance with generally accepted accounting principles and as provided in the Senior Indenture. (Section 101 of the Senior Indenture)

     The Senior Indenture defines the term "Restricted Subsidiary" as any of our subsidiaries except:

        - any subsidiary substantially all the assets of which are located, or substantially all of the business of which is carried on, outside of the United States and Canada, or any subsidiary substantially all the assets of which consist of stock or other securities of such a subsidiary;

        - any subsidiary principally engaged in the business of financing notes and accounts receivable and any subsidiary substantially all the assets of which consist of the stock or other securities of such subsidiary; or

        - any subsidiary acquired or organized after the date of the Indenture, unless our Board of Directors has designated it as a Restricted Subsidiary and such designation will not result in the breach of any covenant or agreement in the Senior Indenture. (Section 101 of the Senior Indenture)

     The Senior Indenture defines the term "Funded Debt" as indebtedness for borrowed money owed or guaranteed by us or any of our consolidated subsidiaries, and any other indebtedness which under generally accepted accounting principles would appear as debt on the balance sheet of such corporation, which matures by its terms more than twelve months from the date as of which Funded Debt is to be determined or is extendible or renewable at the option of the obligor to a date more than twelve months from the date as of which Funded Debt is to be determined. (Section 101 of the Senior Indenture)

     For purposes of the Limitation on Liens and Limitation on Sale and Leaseback Transactions, the Senior Indenture defines the term "value" with respect to a manufacturing plant as the amount equal to the greater of:

        - the net proceeds of the sale or transfer of such manufacturing plant;
          or

        - the fair value of such manufacturing plant at the time of entering into such Sale and Leaseback Transaction, as determined by our Board of Directors.

     This amount is divided first by the number of full years of the term of the lease and then multiplied by the number of full years of such term remaining at the time of determination, without regard to renewal or extension options contained in such lease. (Section 1010 of the Senior Indenture)

SUBORDINATED INDENTURE PROVISIONS

SUBORDINATION

     Article 16 of the Subordinated Indenture provides that the payment of principal of (premium, if any) and interest on subordinated securities will be subordinated in right of payment to the prior payment in full of Senior Indebtedness. We may make no payment with respect to subordinated securities while a default exists with respect to our Senior Indebtedness.

     The Subordinated Indenture defines "Senior Indebtedness" as:

        - indebtedness of our company, whether outstanding on the date of the Subordinated Indenture or thereafter created, incurred, assumed or guaranteed for money borrowed from banks or other lending institutions and any other indebtedness or obligations of our company evidenced by a bond, debenture, note or other similar instrument, including without limitation, overdrafts, letters of credit issued for our account and commercial paper;

        - any other indebtedness that constitutes purchase money indebtedness for payment of which we are directly or contingently liable (excluding trade accounts payable);

        - any direct or contingent indebtedness or obligation represented by guarantees or instruments having a similar effect that we enter into (whether prior to the date of the Subordinated Indenture or thereafter) with reference to lease or purchase money obligations of a subsidiary or affiliate of our company or any other corporation in which we hold or have an option to purchase 50% or more of the outstanding capital stock; and

        - renewals, extensions and refundings of any indebtedness described in the three bullet points above, unless in any case the terms of the instrument creating or evidencing such indebtedness provide that the indebtedness is on a parity with or is junior to the Subordinated Indebtedness.

     Any indebtedness that becomes indebtedness of our company by operation of merger, consolidation or other acquisition will constitute Senior Indebtedness if that indebtedness would have been Senior Indebtedness had it been issued by us. By reason of this subordination, in the event that we become insolvent, holders of our Senior Indebtedness may receive more, ratably, and holders of Subordinated Indebtedness may receive less, ratably, than our other creditors. The Subordinated Indenture does not limit our ability to issue Senior Indebtedness.

     If this prospectus is being delivered in connection with a series of subordinated debt, the accompanying prospectus supplement or the information incorporated by reference will set forth the approximate amount of Senior Indebtedness outstanding as of a recent date.

CONVERSION AND EXCHANGE

     If you may convert or exchange debt securities for other Securities, the prospectus supplement will explain terms and conditions of such conversion or exchange, including:

        - the conversion price or exchange ratio (or the calculation method);

        - the conversion or exchange period (or how such period will be determined);

        - if conversion or exchange will be mandatory, at your option or at our option;

        - provisions for adjustment of the conversion price or the exchange ratio; and

        - provisions affecting conversion or exchange in the event of the redemption of the debt securities.

     The terms may also include provisions under which the number or amount of other Securities to be received by the holders of such debt securities upon conversion or exchange would be calculated according to the market price of such other Securities as of a time stated in the prospectus supplement.

THE TRUSTEES UNDER THE INDENTURE

     The Chase Manhattan Bank is the Trustee under the Senior Indenture. We may appoint The Chase Manhattan Bank as trustee under the Subordinated Indenture. The Chase Manhattan Bank is among the banks with which we maintain ordinary banking relationships. The Chase Manhattan Bank also serves as trustee under other indentures under which the Three Month LIBOR Rate Notes due 2000 ("LIBOR Notes"), 6 1/2% Debentures due 2025 ("6 1/2% Debentures"), 7 5/8% Debentures due 2024 ("7 5/8% Debentures"), 8% Debentures due 2006 ("8% Debentures") and the 9% Notes of Eaton ETN Offshore Ltd. due 2001 ("9% Notes") are outstanding.

     In the event that a default occurs under either Indenture or under the indentures which govern the LIBOR Notes, the 6 1/2% Debentures, the 7 5/8% Debentures, the 8% Debentures or the 9% Notes at a time when Indenture Securities are outstanding under the Subordinated Indenture, unless the default is cured or waived within 90 days, the provisions of the Trust Indenture Act require that, if The Chase Manhattan Bank is Subordinated Trustee, it must resign as Trustee under either the Subordinated Indenture or each of the Senior Indenture, the LIBOR Notes indenture, the 6 1/2% Debentures indenture, the
7 5/8% Debentures indenture, the 8% Debentures indenture and the 9%

Notes indenture. In such circumstance, we expect that The Chase Manhattan Bank would resign as Trustee under the Subordinated Indenture.

FOREIGN CURRENCY RISKS -- FLUCTUATIONS AND CONTROLS

     Debt securities denominated or payable in foreign Currencies may entail significant risks. For example, the value of the Currencies, in comparison to United States dollars, may decline, or foreign governments may impose or modify controls regarding the payment of foreign Currency obligations. These events may cause the value of debt securities denominated or payable in those foreign Currencies to fall substantially. These risks will vary depending upon the foreign Currency or Currencies involved and will be more fully described in the applicable prospectus supplement.

                          DESCRIPTION OF DEBT WARRANTS

     We may issue, either together with other debt securities or preferred shares or separately, debt warrants to purchase underlying debt securities. We will issue debt warrants, if any, under warrant agreements (each a "debt warrant agreement") that would be between us and a bank or trust company, as warrant agent (the "debt warrant agent"), that we will describe in a prospectus supplement. The form of the debt warrant agreement is contained in a registration statement that we have filed with the SEC. See "Where You Can Find More Information" on page 2 of this prospectus for information on how to obtain a copy of the debt warrant agreement. The following is a summary of the material terms of the debt warrant agreement. This summary is not complete, and is qualified in its entirety by reference to, all the provisions of the debt warrant agreement and the accompanying debt warrant certificates, including the definitions therein of certain terms.

GENERAL

     You should read the prospectus supplement for the terms of the offered debt warrants, including the following:

        - the initial offering price;

        - the title and aggregate number of such debt warrants;

        - the designation, aggregate principal amount and other terms of the senior securities purchasable upon exercise of the debt warrants;

        - if applicable, the designation and terms of the debt securities or preferred shares with which the debt warrants are issued and the number of debt warrants issued with each debt security or preferred share;

        - if applicable, the date on and after which the debt warrants and the related debt securities or preferred shares will be separately transferable;

        - the principal amount of senior securities purchasable upon exercise of one debt warrant and the price at which such principal amount of senior securities may be purchased upon such exercise;

        - the date on which the right to exercise the debt warrants will commence and the date on which such right will expire;

        - if applicable, a discussion of United States federal income tax consequences applicable to the exercise of the debt warrants and to the senior securities purchasable upon the exercise of the debt warrants;

        - the identity of the debt warrant agent;

        - whether the debt warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred or registered; and

        - any other terms of the debt warrants.

     Debt warrant certificates may be exchanged for new debt warrant certificates of different denominations and, if in registered form, may be presented for registration of transfer, and may be exercised at the corporate trust office of the debt warrant agent or any other office indicated in the prospectus supplement relating thereto. (Section 3.01 of the debt warrant agreement)

EXERCISE OF DEBT WARRANTS

     Each offered debt warrant will entitle the holder thereof to purchase such amount of underlying debt securities at the exercise price set forth in, or calculable from, the prospectus supplement relating to such offered debt warrants. After the close of business on the expiration date, unexercised debt warrants will become void.

     You may exercise debt warrants by payment to the debt warrant agent of the applicable exercise price and by delivery to the debt warrant agent of the related debt warrant certificate, properly completed. Debt warrants will be deemed to have been exercised upon receipt of the exercise price, subject to the receipt by the debt warrant agent, within five business days thereafter, of the debt warrant certificate or certificates evidencing the debt warrants. Upon receipt of such payment and the properly completed debt warrant certificates at the corporate trust office of the debt warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, deliver the amount of the underlying debt securities purchased upon such exercise. If fewer than all of the debt warrants represented by any debt warrant certificate are exercised, a new debt warrant certificate will be issued for the unexercised debt warrants. If you hold a debt warrant, you must pay any tax or other governmental charge that may be imposed in connection with any transfer involved in the issuance of underlying debt securities purchased upon such exercise.

MODIFICATIONS

     There are three types of changes we can make to the debt warrant agreement and the offered debt warrants.

     Changes Requiring Your Approval. First, there are changes that cannot be made to your debt warrants without your specific approval. Those types of changes include modifications and amendments that:

        - accelerate the expiration date;

        - increase the exercise price;

        - reduce the number of outstanding debt warrants, the consent of the holders of which is required for any such modification or amendment; or

        - otherwise materially and adversely affect the rights of the holders of the debt warrants.

     Changes Requiring a Majority Vote. The second type of change to the debt warrant agreement and the offered debt warrants is the kind that requires a vote in favor by holders of debt warrants owning a majority of the principal amount of the particular series affected. Most changes fall into this category.

     Changes Not Requiring Approval. The third type of change does not require any vote by holders of debt warrants. This type of change is limited to clarifications and other changes that would not adversely affect holders of the debt warrants.

NO RIGHTS AS HOLDERS OF UNDERLYING DEBT SECURITIES

     Before you exercise the warrants, you are not entitled to payments of principal of (or premium, if any) or interest on the related underlying debt securities or to exercise any other rights whatsoever as a holder of the underlying debt securities.

                        DESCRIPTION OF PREFERRED SHARES

     The following description sets forth the general terms and provisions of the preferred shares. If we offer preferred shares, we will describe the specific designation and rights in a prospectus supplement and we will file a description with the SEC.

GENERAL

     Our Board of Directors is authorized without further shareholder action to issue one or more series of up to 14,106,394 preferred shares. The Board of Directors can also determine the number of shares, dividend rates, dividend payment dates, and dates from which dividends will be cumulative, redemption rights or prices, sinking fund provisions, liquidation prices, conversion rights and restrictions on the issuance of shares of the same series or any other class or series. As of the date of this prospectus, no preferred shares are issued or outstanding.

     The preferred shares will have the dividend, liquidation, redemption, voting rights and conversion rights set forth below unless otherwise provided in the prospectus supplement relating to a particular series of offered preferred shares.

     We will set forth the following terms of the offered preferred shares in the prospectus supplement:

        - the title and stated value of the offered preferred shares, the liquidation preference per share and the number of shares offered;

        - the price at which we will issue the offered preferred shares;

        - the dividend rates and dates on which dividends will be payable, as well as the dates from which dividends will commence to cumulate or the method(s) of calculation thereof;

        - the period or periods within which, the price or prices at which, and the terms and conditions upon which the offered preferred shares may be redeemed, in whole or in part, at our option, if we are to have that option;

        - our obligation, if any, to redeem or purchase the offered preferred shares pursuant to any sinking fund or analogous provisions or at the option of a holder thereof, and the period or periods within which, the price or prices at which, and the terms and conditions upon which the offered preferred shares will be redeemed or purchased in whole or in part pursuant to such obligation;

        - any rights on the part of the holder to convert the offered preferred shares into our common shares;

        - any additional dividend, liquidation, redemption, sinking fund, voting and other rights, preferences, privileges, limitations and restrictions;

        - the terms of any debt warrants that we will offer together with or separately from the offered preferred shares;
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

        - the national securities exchanges, if any, upon which the offered preferred shares will be listed;

        - the procedures for any auction or remarketing, if any, of the offered preferred shares; and

        - any other terms of the offered preferred shares.

     The preferred shares will be fully paid and nonassessable, and for each share issued, a sum equal to the stated value will be credited to our preferred stock account.

     We have adopted a rights plan and are subject to certain provisions of Ohio law, each of which may have the effect of delaying, deferring or preventing a change in control of our company. See "Description of Common Shares -- Rights Plan" and "-- Certain Ohio Statutes."

DIVIDENDS

     As a holder of offered preferred shares, you will be entitled to receive cash dividends, when and as declared by the Board of Directors out of our assets legally available for payment, at such rate and on such quarterly dates as will be set forth in the applicable prospectus supplement. Each dividend will be payable to holders of record as they appear on our stock books on the record dates fixed by the Board of Directors. Dividends will be cumulative from and after the date set forth in the applicable prospectus supplement.

     If we have not paid or declared and set apart for payment full cumulative dividends on any preferred shares for any dividend period or we are in default with respect to the redemption of preferred shares or any sinking fund for any preferred shares, we may not do the following:

        - declare any dividends (except a dividend payable in shares ranking junior to the preferred shares) on, or make any distribution (except as aforesaid) on the common shares or any of our other shares; or

        - make any payment on account of the purchase, redemption or other retirement of, our common shares or any of our other shares except out of the proceeds of the sale of common shares or any other shares ranking junior to the preferred shares.

     If dividends on preferred shares are in arrears, and there will be outstanding shares of any other series of preferred shares ranking on a parity as to dividends with the preferred shares, we, in making any dividend payment on account of such arrears, are required to make payments ratably upon all outstanding preferred shares and such other series of preferred shares in proportion to the respective amounts of dividends in arrears on such preferred shares and shares of such other series.

LIQUIDATION RIGHTS

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of the offered preferred shares will be entitled to receive liquidating distributions in the amount set forth in the applicable prospectus supplement plus all accrued and unpaid dividends. This distribution will be made out of our assets available for distribution to shareholders and will be made before any distribution is made to holders of our common shares. If, upon any voluntary or involuntary liquidation, dissolution or winding up of our company, the amounts payable with respect to the preferred shares and any of our other shares ranking on a parity with the preferred shares are not paid in full, the holders of those shares will share ratably in any such distribution of our assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of preferred shares will not be entitled to any further participation in any distribution of our assets. A consolidation or merger of our company with or into any other corporation or corporations or a sale of all or substantially all of our assets will not be deemed to be a liquidation, dissolution or winding up of our company.

REDEMPTION

     The offered preferred shares will be redeemable in whole or in part at our option, at the times and at the redemption prices that we set forth in the applicable prospectus supplement.

     We may not redeem less than all the outstanding shares of any series of preferred shares unless full cumulative dividends have been paid or declared and set apart for payment upon all outstanding shares of such series of preferred shares for all past dividend periods. In addition, all of our matured obligations with respect to all sinking funds, retirement funds or purchase funds for all series of preferred shares then outstanding must have been met.

VOTING RIGHTS

     The holders of the offered preferred shares are entitled to one vote per share on all matters presented to our shareholders.

     If the equivalent of six quarterly dividends payable on any series of preferred shares are in default, whether or not declared or consecutive, the holders of all outstanding series of preferred shares, voting as a single class without regard to series, will be entitled to elect two directors until all dividends in default have been paid or declared and set apart for payment. The holders of preferred shares will not have or exercise such special class voting rights except at meetings of the shareholders for the election of directors at which the holders of not less than a majority of the outstanding preferred shares of all series are present in person or by proxy.

     The affirmative vote of the holders of at least two-thirds of the outstanding preferred shares, voting as a single class without regard to series, will be required for any amendment of our Amended Articles of Incorporation or Amended Regulations that will adversely affect the preferences, rights or voting powers of the preferred shares. If not all series of preferred shares would be affected as to their preferences, rights or voting powers, only the consent of holders of at least two-thirds of the shares of each series that would be affected, voting separately as a class, will be required. A two-thirds vote is also required to issue any class of stock that will have preference as to dividends or distribution of assets over any outstanding series of preferred shares.

     The affirmative vote of the holders of a majority of the outstanding preferred shares will be necessary to increase the authorized number of preferred shares or to authorize any shares ranking on a parity with the preferred shares. The Regulations may be amended to increase the number of directors, without the vote of the holders of outstanding preferred shares.

CONVERSION RIGHTS

     We will state in the prospectus supplement for any series of offered preferred shares whether shares in that series are convertible into common shares. Unless otherwise provided in the applicable prospectus supplement, if a series of preferred shares is convertible into common shares, holders of convertible preferred shares of that series will have the right, at their option and at any time, to convert any of those convertible preferred shares in accordance with their terms. However, if that series of convertible preferred shares is called for redemption, the conversion rights pertaining to them will terminate at the close of business on the date before the redemption date.

     Unless we specify otherwise in the applicable prospectus supplement, the conversion rate is subject to adjustment in certain events, including the following:

        - the issuance of common shares or capital shares of any other class as a dividend or distribution on the common shares;

        - subdivisions and combinations of the common shares;

        - the issuance of certain rights or warrants to all holders of common shares entitling those holders to subscribe for or purchase common shares, or securities convertible into common shares, within the period specified in the prospectus supplement at less than the current market price as defined in the Certificate of Designations for such series of convertible preferred shares; and

        - the distribution of evidences of indebtedness or assets or rights or warrants to all holders of common shares (excluding cash dividends, distributions, rights or warrants, referred to above).

     No adjustments in the conversion rate will be made as a result of regular quarterly or other periodic or recurrent cash dividends or distributions or for cash dividends or distributions to the extent paid from retained earnings. No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect or a period of three years will have elapsed from the date of occurrence of any event requiring any such adjustment; provided that any adjustment that would otherwise be required to be made will be carried forward and taken into account in any subsequent adjustment. We reserve the right to make such increases in the conversion rate in addition to those required in the foregoing provisions as we, in our discretion, determine to be advisable in order that certain stock-related distributions or subdivisions of the common shares hereafter made by us to our shareholders will not be taxable. Except as stated above, the conversion rate will not be adjusted for the issuance of common shares or any securities convertible into or exchangeable for common shares, or securities carrying the right to purchase any of the foregoing.

     In the case of:

        - any reclassification or change of the common shares;

        - a consolidation or merger involving our company; or

        - a sale or conveyance to another corporation of the property and assets of our company as an entirety or substantially as an entirety,

in each case as a result of which holders of common shares will be entitled to receive stock, securities, or other property or assets, including cash, with respect to or in exchange for such common shares, the holders of the convertible preferred shares then outstanding will be entitled thereafter to convert those convertible preferred shares into the kind and amount of shares and other securities or property which they would have received upon such reclassification, change, consolidation, merger, combination, sale or conveyance had those convertible preferred shares been converted into common shares immediately prior to the reclassification, change, consolidation, merger, combination, sale or conveyance.

     In the event of a taxable distribution to holders of common shares or other transaction which results in any adjustment of the conversion rate, the holders of convertible preferred shares may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of common shares or the convertible preferred shares.

                          DESCRIPTION OF COMMON SHARES

     The following is a summary of the material provisions concerning the common shares contained in our Amended Articles of Incorporation ("Articles") and our Amended Regulations ("Regulations"), as affected by debt agreements. Reference is made to such Articles and Regulations, which we have filed with the SEC. See "Where You Can Find More Information" on page 2 of this prospectus for information on how to obtain a copy of the Articles and Regulations.

AUTHORIZED NUMBER

     The Articles authorize the issuance of up to 300,000,000 common shares. On November 9, 1999, there were 74,104,700 common shares issued and outstanding. The outstanding common shares are fully paid and non-assessable, and shareholders are not subject to any liability for calls and assessments. The Articles also authorize the issuance of up to 14,106,394 preferred shares. Currently, there are no preferred shares issued and outstanding.

DIVIDENDS

     Holders of common shares may receive dividends that our Board of Directors declares.

VOTING RIGHTS

     Each common share entitles the holder to one vote. Directors are elected by cumulative voting, which means that each common share entitles the holder to the number of votes equal to the number of directors to be elected. All votes in respect of such share may be cast for one or more of the directors to be elected. Cumulative voting may have the effect of increasing minority shareholders' representation on the Board of Directors.

     The Articles provide that action may be taken by the vote of the holders of shares entitling them to exercise a majority of the voting power of the Company, except in each case as is otherwise provided in the Articles or Regulations. The Articles and Regulations provide for a voting proportion which is different from that provided by statutory law in order for shareholders to take action in certain circumstances, including the following:

        (1) two-thirds vote required to fix or change the number of directors;

        (2) two-thirds vote required for removal of directors;

        (3) fifty percent of the outstanding shares required to call a special meeting of shareholders;

        (4) two-thirds vote required to amend the Regulations without a meeting;

        (5) two-thirds vote required to amend the provisions described in items
     (1) and (4) above and this provision, unless such action is recommended by two-thirds of the members of the Board of Directors;

        (6) two-thirds vote required to approve certain transactions, such as the sale, exchange, lease, transfer or other disposition by the Company of all, or substantially all, of its assets or business, or the consolidation of the Company or its merger into another corporation, or certain other mergers and majority share acquisitions; and

        (7) two-thirds vote required to amend the provisions described in item
     (6) above, or this provision.

     The requirement of a two-thirds vote in certain circumstances may have the effect of delaying, deferring or preventing a change in control of our company.

RIGHTS PLAN

     We have adopted a rights plan which may have the effect of delaying or preventing a change in control of our company. This plan attached to each common share one right (a "Right") that, when exercisable, entitles the holder of the Right to purchase one one-hundredth of a share of Series A Participating Preferred Stock at a purchase price of $250, subject to adjustment. If certain takeover events occur, exercise of the Rights would entitle the holders thereof (other than the acquiring person or group) to receive common shares or common stock of a surviving corporation, or cash, property or other securities, with a market value equal to twice the purchase price. Those takeover events include a person or group becoming the owner of 20% or more of the common shares or the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding common shares. Accordingly, exercise of the Rights may cause substantial dilution to a person who attempts to acquire our company.

     The Rights automatically attach to each outstanding common share, including any shares offered pursuant to the applicable prospectus supplement. There is no monetary value presently assigned to the Rights, and they will not trade separately from the common shares unless and until they become exercisable. The Rights, which expire on July 12, 2005, may be redeemed, at the option of our Board of Directors, at a price of $.01 per Right at any time prior to a group or person acquiring ownership of 20% or more of the outstanding common shares. The Rights Agreement may have certain antitakeover effects, although it is not intended to preclude any acquisition or business combination that is at a fair price and otherwise in the best interests of our company and our shareholders as determined by our Board of Directors. However, a shareholder could potentially disagree with the Board's determination of what constitutes a fair price or the best interests of our company and our shareholders.

     The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between us and First Chicago Trust Company of New York, as Rights Agent. We have filed a copy of the Rights Agreement as an exhibit to the registration statement of which this prospectus forms a part. See "Where You Can Find More Information" on page 2 of this prospectus for information on how to obtain a copy of the Rights Agreement. The above description of the Rights is a summary of the material terms of the Rights, does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement.

LIQUIDATION RIGHTS

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of our company, after the payment or provision for payment of our debts and other liabilities and the preferential amounts to which holders of our preferred shares are entitled, if any such preferred shares are then outstanding, the holders of the common shares are entitled to share pro rata in our assets remaining for distribution to shareholders.

MISCELLANEOUS RIGHTS, LISTING AND TRANSFER AGENTS

     Our common shares have no preemptive or conversion rights and there are no redemption or sinking fund provisions applicable thereto.

     Our outstanding common shares are listed on the New York Stock Exchange, Chicago Stock Exchange, Pacific Exchange and London Stock Exchange. The First Chicago Trust Company of New York is the transfer agent and registrar for our common shares.

CLASSIFICATION OF BOARD OF DIRECTORS

     Our Board of Directors is divided into three approximately equal classes, having staggered terms of office of three years each. The effect of a classified Board of Directors, where cumulative voting is in effect, is to require the votes of more shares to elect one or more members of the Board of Directors than would be required if the Board of Directors were not classified. Additionally, the effect of a classified Board of Directors may be to make it more difficult to acquire control of our company.

CERTAIN OHIO STATUTES

     Various laws may affect the legal or practical ability of shareholders to dispose of shares of our company. Such laws include the Ohio statutory provisions described below.

     Chapter 1704 of the Ohio Revised Code prohibits an interested shareholder (defined as a beneficial owner, directly or indirectly, of ten percent (10%) or more of the voting power of any issuing public Ohio corporation) or any affiliate or associate of an interested shareholder (as defined in Section 1704.01 of the Ohio Revised Code) from engaging in certain transactions with the corporation during the three-year period after the interested shareholder's share acquisition date.

     The prohibited transactions include mergers, consolidations, majority share acquisitions, certain asset sales, loans, certain sales of shares, dissolution, and certain reclassifications, recapitalizations, or other transactions that would increase the proportion of shares held by the interested shareholder.

     After expiration of the three-year period, the corporation may participate in such a transaction with an interested shareholder only if, among other things:

        - the transaction receives the approval of the holders of two-thirds of all the voting shares and the approval of the holders of a majority of the disinterested voting shares (shares not held by the interested shareholder); or

        - the transaction meets certain criteria designed to ensure that the remaining shareholders receive fair consideration for their shares.

     The prohibitions do not apply if, before the interested shareholder becomes an interested shareholder, the board of directors of the corporation approves either the interested shareholder's acquisition of shares or the otherwise prohibited transaction. The restrictions also do not apply if a person inadvertently becomes an interested shareholder or was an interested shareholder prior to the adoption of the statute on April 11, 1990, unless, subject to certain exceptions, the interested shareholder increases his, her or its proportionate share interest on or after April 11, 1990.

     Pursuant to Ohio Revised Code Section 1707.043, a public corporation formed in Ohio may recover profits that a shareholder makes from the sale of the corporation's securities within eighteen (18) months after making a proposal to acquire control or publicly disclosing the possibility of a proposal to acquire control. The corporation may not, however, recover from a person who proves in a court of competent jurisdiction either of the following:

        - that his, her or its sole purpose in making the proposal was to succeed in acquiring control of the corporation and there were reasonable grounds to believe that such person would acquire control of the corporation; or

        - such person's purpose was not to increase any profit or decrease any loss in the stock, and the proposal did not have a material effect on the market price or trading volume of the stock.

Also, before the corporation may obtain any recovery, the aggregate amount of the profit realized by such person must exceed $250,000. Any shareholder may bring an action on behalf of the corporation if a corporation fails or refuses to bring an action to recover these profits within sixty (60) days of a written request. The party bringing such an action may recover attorneys' fees if the court having jurisdiction over such action orders recovery of any profits.

CONTROL SHARE ACQUISITION ACT

     We are also subject to Ohio's Control Share Acquisition Act (Ohio Revised Code 1701.831). The Control Share Acquisition Act provides that, with certain exceptions, a person may acquire beneficial ownership of shares in certain ranges (one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more) of the voting power of the outstanding shares of an Ohio corporation meeting certain criteria, which our company meets, only if such person has submitted an "acquiring person statement" and the proposed acquisition has been approved by the vote of a majority of the shares of the corporation represented at a special meeting called for such purpose and by a majority of such shares of the corporation excluding "interested shares," as defined in Section 1701.01 of the Ohio Revised Code.

                              PLAN OF DISTRIBUTION

     We may sell the offered securities as follows:

        - through agents;

        - to or through underwriters; or

        - directly to other purchasers.

     We will identify any underwriters or agents and describe their compensation in a prospectus supplement.

     We, directly or through agents, may sell, and the underwriters may resell, the offered securities in one or more transactions, including negotiated transactions. These transactions may be:

        - at a fixed public offering price or prices, which may be changed;

        - at market prices prevailing at the time of sale;

        - at prices related to such prevailing market prices; or

        - at negotiated prices.

     In connection with the sale of offered securities, the underwriters or agents may receive compensation from us or from purchasers of the offered securities for whom they may act as agents. The underwriters may sell offered securities to or through dealers, who may also receive compensation from purchasers of the offered securities for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act of 1933.

     We will indemnify the underwriters and agents against certain civil liabilities, including liabilities under the Securities Act of 1933.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their business.

     If we indicate in the prospectus supplement relating to a particular series or issue of offered securities, we will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase such offered securities from us pursuant to delayed delivery contracts providing for payment and delivery at a future date. Such contracts will be subject only to those conditions that we specify in the prospectus supplement, and we will specify in the prospectus supplement the commission payable for solicitation of such contracts.

                                 LEGAL OPINIONS

     The validity of the offered securities will be passed upon for us by G. L. Gherlein, Executive Vice President and General Counsel, and for any underwriters, dealers or agents by Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022. Mr. Gherlein is paid a salary by our company and participates in various employee benefit plans offered to officers of our company generally.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K/A No. 2 for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     Ernst & Young LLP, independent auditors, have audited the consolidated financial statements and schedule of Aeroquip-Vickers, Inc. and subsidiaries included in our Current Report on Form 8-K/A dated April 22, 1999, as amended, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. These financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

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     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                            ------------------------

                               TABLE OF CONTENTS

                                       Page
                                       ----
           Prospectus Supplement
Risk Factors.........................   S-2
About this Prospectus Supplement and
  the Pricing Supplements............   S-3
Description of Notes.................   S-4
Special Provisions Relating to
  Foreign Currency Notes.............  S-17
United States Taxation...............  S-19
Supplemental Plan of Distribution....  S-29
Legal Opinions.......................  S-30
                Prospectus
Where You Can Find More Information..     2
The Company..........................     3
Use of Proceeds......................     3
Prospectus...........................     4
Prospectus Supplement................     4
Description of Debt Securities.......     4
Description of Debt Warrants.........    21
Description of Preferred Shares......    23
Description of Common Shares.........    26
Plan of Distribution.................    30
Legal Opinions.......................    30
Experts..............................    31

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                                  $800,000,000

                               EATON CORPORATION

                               Medium-Term Notes

                            ------------------------

                             PROSPECTUS SUPPLEMENT

                            -----------------------

                              GOLDMAN, SACHS & CO.
                             CHASE SECURITIES INC.
                               J.P. MORGAN & CO.
                              SALOMON SMITH BARNEY

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